Exhibit 10.21

LEASE

TS 125 SOUTH WACKER, L.P.,
a Delaware limited partnership,

Landlord,

and

WHITEHALL JEWELLERS, INC.
a Delaware corporation,

Tenant,

for

125 SOUTH WACKER DRIVE

Chicago, Illinois

June 16, 2006

i

ARTICLE 25 INDEMNITY	47

ARTICLE 26 MISCELLANEOUS	49

ARTICLE 27 LETTER OF CREDIT	53

ARTICLE 28 TAX STATUS OF BENEFICIAL OWNER	56

ARTICLE 29 RENEWAL TERMS	57

ARTICLE 30 RIGHT OF FIRST REFUSAL	61

ARTICLE 31 EXHAUST SYSTEM	62

ARTICLE 32 TENANT’S SECURITY	62

ARTICLE 33 TERMINATION RIGHT	62

Exhibit A
Floor Plan of Office Premises	A-l

Exhibit A-1
Floor Plan of Lower Level Premises	A-I-1

Exhibit B
Fixed Rent	B-l

Exhibit C
Definitions	C-l

Exhibit D
Work Letter	D-1

Exhibit E
Office Premises Design Standards	E-1

Exhibit F
Lower Level Premises Design Standards	F-1

Exhibit G
Office Cleaning Specifications	G-1

Exhibit H
Rules and Regulations	H-1

Exhibit I
Form of Non-disturbance	I-1

Exhibit J
Form of Letter of Credit	J-1

Exhibit K
Letter from Matthew Biss Regarding Specially Alterations dated May 23, 2006	K-1

ii

LEASE

          THIS LEASE is made as of June 16, 2006 (“Effective Date”), between TS 125 SOUTH WACKER. L.P., a Delaware limited partnership (“Landlord”), and WHITEHALL JEWELLERS, INC., a Delaware corporation (“Tenant”).

          Landlord and Tenant hereby agree as follows:

ARTICLE 1

BASIC LEASE PROVISIONS

PREMISES

Two separate spaces comprised of (a) the entire 26th and 27th floors of the Building, as more particularly shown on Exhibit A (the “Office Premises”) and (b) a portion of Lower Level C of the Building, as more particularly shown on Exhibit A-1 (the “Lower Level Premises”). “Premises” shall initially mean the Office Premises and, upon the date Landlord delivers possession of the Lower Level Premises to Tenant, shall mean both the Office Premises and the Lower Level Premises.

BUILDING	The building, fixtures, equipment and other improvements and appurtenances now located or hereafter erected, located or placed upon the land known as 125 South Wacker Drive, Chicago, Illinois.

REAL PROPERTY	The Building, together with the plot of land upon which it stands.

COMMENCEMENT DATE	The date upon which Landlord delivers possession of the Office Premises to Tenant in accordance with the terms of this Lease.

RENT COMMENCEMENT DATE	January 1, 2007.

EXPIRATION DATE	December 31, 2016 (the “Initial Expiration Date”), or the last day of any renewal or extended term, if the initial Term of this Lease is extended in accordance with any express provision hereof.

TERM	The period commencing on the Commencement Date and ending on the Expiration Date.

PERMITTED USES

Tenant shall solely use and occupy the (a) Office Premises for executive, operational and general office use as well as the presence of a company store which may be used for training purposes, displaying jewelry or related merchandise or selling jewelry and related merchandise to employees, invited guests, preferred customers or tenants in the Building and (b) Lower Level Premises for general office operations, the receipt, storage, distribution and shipping of jewelry and related merchandise as well as creating and developing jewelry and other related merchandise; provided, however, that Tenant may use the rhodium plating and jewelry repair rooms located in the Lower Level Premises (collectively, the “Manufacture Rooms”) for repairing and servicing jewelry and other related merchandise. In no event shall the size of the Manufacture Rooms exceed 1,500 square feet in the aggregate.

TENANT’S PROPORTIONATE SHARE

7.1592% (being the Agreed Area of Office Premises divided by the Agreed Area of the Building). Landlord and Tenant agree that Fixed Rent for the Lower Level Premises shall be paid on a “gross” basis (i.e., Tenant shall have no obligation to pay Tenant’s Tax Payment or Tenant’s Operating Payment with respect to the Lower Level Premises).

AGREED AREA OF BUILDING	517,293 rentable square feet, as mutually agreed by Landlord and Tenant.

AGREED AREA OF PREMISES

37,034 rentable square feet with respect to the Office Premises (the “Agreed Area of Office Premises”) and 15,057 usable square feet with respect to the Lower Level Premises (the “Agreed Area of Lower Level Premises”), as mutually agreed by Landlord and Tenant.

FIXED RENT	As set forth on Exhibit B attached hereto.

ADDITIONAL RENT

All sums other than Fixed Rent payable by Tenant to Landlord under this Lease, including Tenant’s Tax Payment, Tenant’s Operating Payment, late charges, overtime or excess service charges, damages, and interest and other costs related to Tenant’s failure to perform any of its obligations under this Lease.

RENT	Fixed Rent and Additional Rent, collectively.

INTEREST RATE	The lesser of (i) 3% per annum above the then-current Base Rate, and (ii) the maximum rate permitted by applicable law.

LETTER OF CREDIT	$1,500,000.00, subject to reduction as provided in Section 27.4.

TENANT’S ADDRESS FOR NOTICES	Until Tenant commences business operations from the Premises:

	Whitehall Jewellers, Inc. 155 North Wacker Drive, 5th Floor Chicago, IL 60606 Attn: General Counsel Thereafter:	Copy to: Whitehall Jewellers, Inc. 155 North Wacker Dr., 5th Flr Chicago, IL 60606 Attn: Chief Financial Officer

Whitehall Jewellers, Inc. 125 South Wacker, Suite 2600 Chicago, IL 60606 Attn: General Counsel

Copies to:	Whitehall Jewellers, Inc. 125 South Wacker, Suite 2600 Chicago, IL 60606 Attn: Chief Financial Officer

and:	Whitehall Jewellers, Inc. 125 South Wacker, Suite 2600 Chicago, IL 60606 Attn: Property Manager

LANDLORD’S ADDRESS FOR NOTICES	TS 125 South Wacker, L.P. 125 South Wacker Chicago, IL 60606 Attn: Property Manager

Copies to:	TS 125 South Wacker, L.P. c/o Tishman Speyer Properties, L.P. 525 West Monroe, Suite 650 Chicago, IL 60661 Attn: Leasing Director

and:	Tishman Speyer Properties, L.P. 45 Rockefeller Plaza New York, New York 10111 Attn: Chief Financial Officer

and:	Tishman Speyer Properties, L.P. 45 Rockefeller Plaza New York, New York 10111 Attn: Chief Legal Officer

TENANT’S BROKER	Studley, Inc.

LANDLORD’S AGENT	Tishman Speyer Properties, L.P. or any other person designated at any time and from time to time by Landlord as Landlord’s Agent and their successors and assigns.

LANDLORD’S CONTRIBUTION

$2,705,065.00 (comprised of (a) $65.00 times the Agreed Area of Office Premises; (b) $15.00 times the Agreed Area of Lower Level Premises; (c) $35,000.00 for the installation of fire sprinklers in the vault area located in the Lower Level Premises and (d) $37,000.00).

All capitalized terms used in this Lease without definition are defined in Exhibit C.

ARTICLE 2

PREMISES, TERM, RENT

          2.1 Lease of Premises. Subject to the terms of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises for the Term. In addition, Landlord grants to Tenant the right to use, on a non-exclusive basis and in common with other tenants, the Common Areas.

          2.2 Commencement Date. Upon the Effective Date, the terms and provisions hereof shall be fully binding on Landlord and Tenant prior to the occurrence of the Commencement Date. The Term of this Lease shall commence on the Commencement Date and, unless sooner terminated or extended as hereinafter provided, shall end on the Expiration Date. Except as otherwise expressly provided in ARTICLE 4, if Landlord does not tender possession of the Premises to Tenant on or before any specified date, for any reason whatsoever, Landlord shall not be liable for any damage thereby, this Lease shall not be void or voidable thereby, and the Term shall not commence until Landlord tenders possession of the Premises to Tenant. No failure to tender possession of the Premises to Tenant on or before any specified date shall affect any other obligations of Tenant hereunder. Once the Commencement Date is determined, Landlord and Tenant shall execute an agreement stating the Commencement Date. Rent Commencement Date and Expiration Date, but the failure to do so will not affect the determination of such dates. For purposes of determining whether Tenant has accepted possession of the Premises, Tenant shall be deemed to have done so when Tenant first moves Tenant’s Property and/or any of its personnel into the Premises and/or commences construction. Such actions by Tenant shall be conclusive evidence, as against Tenant, that Landlord has completed the Abatement as described in Section 4.1 of this Lease, except for Landlord’s Work as described in Section 4.3 of this Lease and Latent Defects as defined in Section 4.4 of this Lease. Tenant has accepted possession of the Premises in its then current condition and at the time such actions were taken, the Premises and the Building were in a good and satisfactory condition as required by the Lease.

          2.3 Payment of Rent. Tenant shall pay to Landlord, without notice or demand, and without any set-off, counterclaim, abatement or deduction whatsoever, except as may be expressly set forth in this Lease, in lawful money of the United States by wire transfer of funds, (a) Fixed Rent in equal monthly installments, in advance, on the first day of each month during the Term, commencing on the Rent Commencement Date, and (b) Additional Rent, at the times and in the manner set forth in this Lease.

          2.4 First Month’s Rent. [INTENTIONALLY OMITTED].

          2.5 Rent Abatement. Notwithstanding anything to the contrary contained herein and provided no Event of Default exists under the Lease, then Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment (but not the Electrical Payment) otherwise due and payable hereunder shall abate for the period commencing on July 1, 2007 ending on December 31, 2007 (the “Initial Abatement Period”). In addition, notwithstanding anything to the contrary contained herein and provided no Event of Default exists under the Lease, commencing on January 1, 2008 through December 31, 2008 (the “Additional Abatement Period”) the Agreed Area of Office Premises shall be deemed to be 30,411 rentable square feet and Tenant’s Proportionate Share shall be deemed to be 5.8717% (30,411/517,293) solely for purposes of calculating Fixed Rent. Tenant’s Tax Payment and Tenant’s Operating Payment (but not the Electrical Payment) for the Office Premises due and payable hereunder during such Additional Abatement Period. After the expiration of the Additional Abatement Period, the Agreed Area of Office Premises and Tenant’s Proportionate Share shall be as set forth in ARTICLE 1. The “Abatement Period” shall mean, individually, either the Initial Abatement Period or the Additional Abatement Period and together shall mean the Initial Abatement Period and the Additional Abatement Period. In the event the Lease terminates or expires at any time prior to the expiration of the Abatement Period. Tenant shall have no further right to abatement as set forth in this Section and the Fixed Rent shall be at then current rate set forth in ARTICLE 1. In the event that the Lease terminates or expires at any time prior to the expiration of the Abatement Period. Tenant shall have no claim to any payment of any unutilized abatement.

ARTICLE 3

USE AND OCCUPANCY

          Tenant shall use and occupy the Premises for the Permitted Uses and for no other purpose. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in a manner constituting a Prohibited Use. If Tenant uses the Premises for a purpose constituting a Prohibited Use, violating any Requirement, or causing the Building to be in violation of any Requirement, then Tenant shall promptly discontinue such use upon notice of such violation. Tenant, at its expense, shall procure and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the Permitted Uses in the Premises.

ARTICLE 4

POSSESSION/CONDITION OF THE PREMISES/LANDLORD’S WORK

          4.1 Possession of the Premises.

(a) Delivery of Possession. Landlord shall deliver possession of the Office Premises to Tenant on the Effective Date. Except as otherwise expressly provided in

Section 4.l(c) below. Landlord, no later than July 22, 2006, shall deliver possession of the Lower Level Premises to Tenant with the abatement of accessible asbestos-containing tiles completed in accordance with Landlord’s asbestos abatement program (the “VAT Abatement”). After Landlord’s delivery of the Office Premises and/or Lower Level Premises, as applicable, Tenant shall thereafter perform its obligations therein relating to the construction of the Initial Installations described by the Workletter attached hereto as Exhibit D.

          (b) Delay of Delivery of Possession. Notwithstanding anything contained in the Lease to the contrary, in the event the Substantial Completion of the VAT Abatement shall occur after July 22, 2006 (the “First Rent Abatement Trigger Date”), Tenant shall be entitled to an abatement of Rent otherwise payable hereunder for the Premises equal to one (1) day for each day of such delay through August 22, 2006. If the Substantial Completion of the VAT Abatement shall occur on or after August 23, 2006 (the “Second Rent Abatement Trigger Date”), Tenant shall be entitled to an abatement of Rent otherwise payable hereunder for the Premises equal to two (2) days for each day beyond the Second Rent Abatement Trigger Date the VAT Abatement is not Substantially Completed. If the Substantial Completion of the VAT Abatement shall have not occurred on or before September 22, 2006 (the “Termination Trigger Date”), then Tenant shall have the right, by delivering prior written notice to Landlord, to terminate this Lease effective no later than October 7, 2006 (the “Termination Date”), unless, prior to the Termination Date, Landlord Substantially Completes the VAT Abatement. The First Rent Abatement Trigger Date, the Second Rent Abatement Trigger Date and the Termination Trigger Date, as applicable, shall be extended 1 day for each day of Unavoidable Delays and/or delays caused by the acts or omissions of Tenant.

          (c) Performance of VAT Abatement by Tenant. Notwithstanding anything contained in Section 4.1 to the contrary, Tenant, by delivering written notice to Landlord on or before the 2nd day after the Effective Date (the “VAT Abatement Notice”), may elect to perform the VAT Abatement in the Lower Level Premises. If Tenant so timely elects, (i) Landlord shall deliver the Lower Level Premises to Tenant no later than 1 Business Day after Landlord’s receipt of the VAT Abatement Notice in “as is” condition, (ii) Landlord shall be released and discharged from its obligation to perform the VAT Abatement, (iii) Section 4.1(b) shall thereafter be null and void and of no further force and effect, (iv) Tenant shall perform the VAT Abatement in accordance with (1) the Procedural Specifications Manual prepared by Carnow, Conibear & Associates, Ltd. dated June 1, 2006 (the “VAT Abatement Specifications”) to be delivered to Tenant at the same time possession of the Lower Level Premises is delivered to Tenant and (II) Sections 2.4 and 5 of the Workletter (for purposes of this Section 4.l(c)(iv)(II) only, the term “Initial Installations” in Sections 2, 4 and 5 of the Workletter shall be deemed to mean the VAT Abatement and the term “Final Plans” shall be deemed to mean the VAT Abatement Specifications, provided, however, with respect to Section 2(b) of the Workletter, the VAT Abatement Specifications shall be deemed approved by Landlord as of the Effective Date) and (v) Landlord shall reimburse Tenant for the costs of the VAT Abatement in an amount not to exceed Fifty Thousand Dollars ($50,000.00) (the “VAT Abatement Cap”) in accordance with Section 4.1 (d) below.

          (d) Payment of Costs of the VAT Abatement. If Tenant timely efects to perform the VAT Abatement in the Lower Level Premises in accordance with Section 4.1(c) above, Landlord shall make progress payments to Tenant on a monthly basis, for the VAT Abatement performed during the previous month, less a retainage of 10% of each progress payment (“VAT Abatement Retainage”). Each of Landlord’s progress payments shall be limited to that fraction of the total amount of such payment, the numerator of which is the amount of the VAT Abatement Cap, and the denominator of which is the total contract price (or, if there is no specified or fixed contract price for the VAT Abatement, then Landlord’s reasonable estimate thereof) for the performance of the VAT Abatement in accordance with the VAT Abatement Specifications. Provided that Tenant delivers requisitions to Landlord on or prior to the 10th day of any month, such progress payments shall be made within 30 days next following the delivery to Landlord of requisitions therefor, signed by the chief financial officer of Tenant, which requisitions shall set forth the names of each contractor and subcontractor to whom payment is due, and the amount thereof, and shall be accompanied by (i) with the exception of the first requisition, copies of conditional waivers and releases of lien upon progress payment in the form prescribed in the Requirements from all contractors, subcontractors, and material suppliers covering all work and materials which were the subject of previous progress payments by Landlord and Tenant, (ii) a written certification from Tenant’s architect that the work for which the requisition is being made has been completed substantially in accordance with the VAT Abatement Specifications and (iii) such other documents and information as Landlord may reasonably request, including in connection with title drawdowns and endorsements. Any requisition made following the 10th day of any month shall be paid no later than the last day of the month following the month in which such requisitions are made. Landlord shall disburse the VAT Abatement Retainage upon submission by Tenant to Landlord of Tenant’s requisition therefor accompanied by all documentation required under this Section 4.1 (d), together with (A) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for the VAT Abatement by Governmental Authorities having jurisdiction thereover, and (B) issuance of final, unconditional lien waivers and releases in the form prescribed by the Requirements by all contractors, subcontractors and material suppliers covering all of the VAT Abatement. Notwithstanding anything to the contrary set forth in this Section 3(c), if Tenant does not pay any contractor or supplier as required by this provision, Landlord shall have the right, but not the obligation, to promptly pay to such contractor or supplier all sums so due from Tenant, and Tenant agrees the same shall be deemed Additional Rent and shall be paid by Tenant within 10 days after Landlord delivers to Tenant an invoice therefor..

           4.2 Condition of the Premises. Tenant has inspected the Premises and agrees (a) to accept possession of the Premises in the condition existing on the Effective Date “as is”, and (b) except for Landlord’s (i) provision of the Landlord’s Contribution described in Exhibit D and (ii) completion of the VAT Abatement (except as otherwise expressly provided in Section 4.1(c) above) and Landlord’s Work. Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the Premises for Tenant’s occupancy, (iii) correction of Latent Defects. Without affecting such acceptance of possession of the Premises by Tenant on the Effective Date. Landlord shall correct, or cause to be corrected, at no cost or expense to Tenant, any latent defects in Landlord’s Work and the

Premises identified in writing by Tenant and received by Landlord within 12 months following the Rent Commencement Date (other than those caused by or resulting from the acts or omissions of any Tenant Party) (“Latent Defects”). In addition, in accordance with the terms and provisions of Section 6.1 below, Landlord shall be responsible for the correction of any latent defects in the Landlord Repair Areas (as defined in Section 6.1) at any time during the Term.

          4.3 Landlord’s Work.

          (a) Money Elevator. Landlord shall use best efforts to activate and provide Tenant with the exclusive use and operation of the special service elevator serving the Alternate Loading Dock and Lower Level C of the Building (“Money Elevator”) on or before September 8, 2006. Such Money Elevator shall be in good working order as of the date same is activated. During the Term, Tenant, at Tenant’s sole cost and expense, shall maintain the Money Elevator in good condition, regularly servicing and promptly making all repairs and replacements thereto. Notwithstanding the foregoing, Landlord shall bear the cost of any necessary repairs or replacements to the Money Elevator for a period of one (1) year from the Rent Commencement Date, excluding normal wear and tear and repairs or replacements made necessary be the negligence, misuse, default, acts or omissions of Tenant, it’s employees, contractors, agents, customers or invitees. Subject to and in compliance with all provisions of ARTICLE 5 hereof, Tenant may install in the Money Elevator, at Tenant’s sole cost and expense, security cameras and such other security devices as Tenant deems reasonably necessary and appropriate.

(b) Restroom Renovation. Landlord, no later than September 1, 2006, shall, at Landlord’s sole expense, renovate the restrooms located in the Office Premises only (the “Restroom Renovation”).

          (c) Landlord’s Right of Entry. Landlord will undertake activation of the Money Elevator and completion of the Restroom Renovation (collectively, “Landlord’s Work”) at the same time Tenant is constructing the Initial Installations in the Premises. Landlord and its representatives shall have the right to enter the Premises at any time in order to perform Landlord’s Work. Tenant agrees to cooperate and coordinate with Landlord so as to minimize Tenant’s and Tenant’s contractors interference with the performance and completion of Landlord’s Work.

          (d) Delay in Delivery of Landlord’s Work. Notwithstanding anything contained in the Lease to the contrary, in the event the delivery of the Money Elevator and/or the Substantial Completion of the Restroom Renovation occurs after January 1, 2007 (the “Rent Abatement Trigger Date”), commencing on the Rent Commencement Date, Tenant shall be entitled, as the case may be, to the following: (i) an abatement of the Fixed Rent for the Lower Level Premises equal to $1,000.00 per day for each day after the Rent Abatement Trigger Date that the delivery of the Money Elevator to Tenant is delayed and/or (ii) an abatement of the Fixed Rent for the Premises equal to $1,000.00 per day for each day after the Rent Abatement Trigger Date that the Substantial Completion of the Restroom Renovation is delayed; provided, however, that the Rent

Abatement Trigger Date shall be extended 1 day for each day of Unavoidable Delays and/or delays caused by the acts or omissions of Tenant.

          (e) Shuttle Elevator. Landlord will renovate the mechanical components and interior finishes of the elevator that shuttles between the lobby level of the Building and the lower levels of the Building (the “Shuttle Elevator”).

ARTICLE 5

ALTERATIONS

          5.1 Tenant’s Alterations.

          (a) Except with respect to the Initial Installations, which shall be governed by the Workletter, Tenant shall not make any alterations, additions or other physical changes in or about the Premises (collectively, “Alterations”) other than decorative Alterations such as painting, wall coverings and floor coverings (collectively. “Decorative Alterations”), without Landlord’s prior consent, which consent shall not be unreasonably withheld or delayed if such Alterations (i) are non-structural and do not affect any Building Systems, (ii) affect only the Premises and are not visible from outside of the Premises, (iii) do not affect the certificate of occupancy issued for the Building or the Premises, and (iv) do not violate any Requirement.

          (b) Plans and Specifications. Prior to making any Alterations, Tenant, at its expense, shall (i) submit to Landlord for its approval, detailed plans and specifications (“Plans”) of each proposed Alteration (other than Decorative Alterations), and with respect to any Alteration affecting any Building System, evidence that the Alteration has been designed by, or reviewed and approved by, Landlord’s designated engineer for the affected Building System, (ii) obtain all permits, approvals and certificates required by any Governmental Authorities, (iii) furnish to Landlord duplicate original policies or certificates of worker’s compensation (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration) and commercial general liability (including property damage coverage) insurance and Builder’s Risk coverage (as described in ARTICLE 11) all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord, Landlord’s Agent, any Lessor and any Mortgagee as additional insureds. and (iv) furnish to Landlord reasonably satisfactory evidence of Tenant’s ability to complete and to fully pay for such Alterations (other than Decorative Alterations). Tenant shall give Landlord not less than 5 Business Days’ notice prior to performing any Decorative Alteration, which notice shall contain a description of such Decorative Alteration.

          (c) Governmental Approvals. Tenant, at its expense, shall, as and when required, promptly obtain certificates of partial and final approval of such Alterations required by any Governmental Authority (including, without limitation, a certificate of occupancy from the City of Chicago, if required in connection with such Alterations and/or Tenant’s use and occupancy of the Premises) and shall furnish Landlord with copies thereof, together with “as-built” Plans for such Alterations prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium as Landlord may accept), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may accept) and magnetic computer media of such record drawings and specifications translated in DFX format or another format acceptable to Landlord.

          5.2 Manner and Quality of Alterations. All Alterations shall be performed (a) in a good and workmanlike manner and free from defects, (b) substantially in accordance with the Plans, and by contractors reasonably approved by Landlord, which approval shall not be unreasonably withheld provided that Landlord shall have the right to designate those subcontractors responsible for electrical, structural, mechanical, sprinkler, fire and life safety and asbestos related activities, and (c) in compliance with all Requirements, the terms of this Lease and all construction procedures and regulations then prescribed by Landlord. All materials and equipment shall be of high quality and at least equal to the applicable standards for the Building then established by Landlord, and no such materials or equipment (other than Tenant’s Property) shall be subject to any lien or other encumbrance.

          5.3 Removal of Tenant’s Property. Tenant’s Property shall remain the property of Tenant and Tenant may remove the same at any time on or before the Expiration Date. On or prior to the Expiration Date, Tenant shall, unless otherwise directed by Landlord, at Tenant’s expense, remove any Specialty Alteration designated in writing by Landlord to be removed at the time consent thereto was granted and close up any slab penetrations in the Premises. Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Premises or the Building caused by Tenant’s removal of any Alterations or Tenant’s Property or by the closing of any slab penetrations, and upon default thereof, Tenant shall reimburse Landlord for Landlord’s cost of repairing and restoring such damage. Any Specialty Alterations or Tenant’s Property not so removed shall be deemed abandoned and Landlord may remove and dispose of same, and repair and restore any damage caused thereby, at Tenant’s cost and without accountability to Tenant. All other Alterations shall become Landlord’s property upon termination of the Lease.

          5.4 Mechanic’s Liens. Tenant, at its expense, shall discharge any lien or charge recorded or filed against the Real Property in connection with any work done or claimed to have been done by or on behalf of, or materials furnished or claimed to have been furnished to, Tenant, within 10 days after Tenant’s receipt of notice thereof by payment, filing the bond required by law or otherwise in accordance with law.

          5.5 Labor Relations. Tenant shall not employ, or permit the employment of, any contractor, mechanic or laborer, or permit any materials to be delivered to or used in the Building, if, in Landlord’s sole judgment, such employment, delivery or use will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. If such interference or conflict occurs, upon Landlord’s request. Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

          5.6 Tenant’s Costs. Tenant shall pay promptly to Landlord, upon demand, all out-of-pocket costs actually incurred by Landlord in connection with Tenant’s Alterations, including costs incurred in connection with (a) Landlord’s review of the Alterations (including review of requests for approval thereof) and (b) the provision of Building personnel (in excess of that provided on a day-to-day basis) during the performance of any Alteration, to operate elevators or otherwise to facilitate Tenant’s Alterations. In addition, if Tenant’s Alterations cost more than $25,000, Tenant shall pay to Landlord, upon demand, reasonable actual out-of-pocket expenses in an amount not to exceed 5% of the total cost of such Alternations for costs between $25,000-$50,000, then 4% for costs between $50,000 and $75,000, 3% for costs between $75,000-$100,000, and 2% for costs above $ 100,000.

          5.7 Tenant’s Equipment. Tenant shall provide notice to Landlord prior to moving any heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Equipment”) into or out of the Building and shall pay to Landlord any reasonable costs actually incurred by Landlord in connection therewith to the extent that such occurs after Ordinary Business Hours. If such Equipment requires special handling, Tenant agrees (a) to employ only persons holding all necessary licenses to perform such work, (b) all work performed in connection therewith shall comply with all applicable Requirements and (c) such work shall be done only during hours designated by Landlord.

          5.8 Legal Compliance. The approval of Plans, or consent by Landlord to the making of any Alterations, does not constitute Landlord’s representation that such Plans or Alterations comply with any Requirements. Landlord shall not be liable to Tenant or any other party in connection with Landlord’s approval of any Plans, or Landlord’s consent to Tenant’s performing any Alterations. If any Alterations made by or on behalf of Tenant require Landlord to make any alterations or improvements to any part of the Building in order to comply with any Requirements, Tenant shall pay all costs and expenses incurred by Landlord in connection with such alterations or improvements. If any Alterations made by or on behalf of Landlord require Tenant to make any alterations or improvements to any part of the Premises in order to comply with any Requirements, Landlord shall pay all costs and expenses incurred by Tenant in connection with such alterations or improvements.

          5.9 Floor Load for the Office Premises. Tenant shall not place a load upon any floor of the Office Premises that exceeds 100 pounds per square foot “live load.” Landlord reserves the right to reasonably designate the position of all Equipment which Tenant wishes to place within the Office Premises, and to place limitations on the weight thereof.

ARTICLE 6

REPAIRS

          6.1 Landlord’s Repair and Maintenance. Landlord shall operate, maintain and, except as provided in Section 6.2 hereof, make all necessary repairs (both structural and nonstructural) to (i) the Building Systems, (ii) the Common Areas, (iii) structural elements of Building floors, exterior walls and interior load bearing walls, and (iv) exterior window glass, all in conformance with standards applicable to Comparable Buildings and in compliance with all

Requirements. Those elements of the building as described in clauses (i) through (iv) above are collectively referred to as the “Landlord Repair Areas”.

          6.2 Tenant’s Repair and Maintenance. Tenant shall promptly, at its expense and in compliance with ARTICLE 5, make all nonstructural repairs to the Premises and the fixtures, equipment and appurtenances therein (including (i) all electrical, plumbing, heating, ventilation and air conditioning, sprinklers and life safety systems in the Premises from the point of connection to the Building Systems and (ii) the Money Elevator) (collectively “Tenant Fixtures”) as and when needed to preserve the Premises in good working order and condition, except for reasonable wear and tear and damage for which Tenant is not responsible. All damage to the Building or to any portion thereof, or to any Tenant Fixtures requiring structural or nonstructural repair caused by or resulting from any act, omission, neglect or improper conduct of a Tenant Party or the moving of Tenant’s Property or Equipment into, within or out of the Premises by a Tenant Party, shall be repaired at Tenant’s expense by (i) Tenant, if the required repairs are nonstructural in nature and do not affect any Building System, or (ii) Landlord, if the required repairs are structural in nature, involve replacement of exterior window glass or affect any Building System. All Tenant repairs shall be of good quality utilizing new construction materials.

          6.3 Restorative Work.

          (a) Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Building and Building Systems, including changing the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other Common Areas (collectively, “Restorative Work”), as Landlord deems necessary or desirable, and to take all material into the Premises required for the performance of such Restorative Work provided that (a) the level of any Building service shall not decrease in any material respect from the level required of Landlord in this Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such Restorative Work) and (b) Tenant is not deprived of access to the Premises. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of such Restorative Work. There shall be no Rent abatement or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others performing, or failing to perform, any Restorative Work. Landlord shall use its commercially reasonable efforts to restore any interruption of access, use or services as soon as reasonably possible.

          (b) Tenant’s Abatement Right. Notwithstanding any contrary provision of this Lease, if Tenant is prevented from using for the conduct of its business, and does not use for the conduct of its business (“Untenantability”), the Premises or any material portion thereof, for six (6) consecutive Business Days (the “Eligibility Period”) as a result of (i) any construction, repair, maintenance or alteration performed by Landlord after the Commencement Date and not necessitated by the negligence or willful misconduct of any Tenant Party or otherwise due to the occurrence of a casualty or condemnation or Unavoidable Delays, or (ii) the failure in any material respect of Landlord or its agents or contractors to provide to the Premises any of the utilities and services required to be provided under this Lease (including ARTICLE 10 below) and not caused by the negligence or willful misconduct of any Tenant Party or otherwise due to the occurrence of a casualty or condemnation or Unavoidable Delays, (iii) any failure to provide access to the Premises and not caused by the negligence or willful misconduct of any Tenant Party or otherwise due to the occurrence of a casualty or condemnation or Unavoidable Delays, then, in any and all such events, Tenant’s obligation to pay Fixed Rent. Tenant’s Operating Payment and Tenant’s Tax Payment shall be abated or reduced, as the case may be, from the first day of the Eligibility Period and continuing for such time that Tenant continues to be so prevented from using for the conduct of its business, and does not so use for the conduct of its business, the Premises or a material portion thereof (the “Untenantability Period”), in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not so use, bears to the total rentable square feet of the Premises.

          (c) Tenant’s Termination Right. If any period of Untenantability continues for more than 365 consecutive days and not caused by the negligence or willful misconduct of any Tenant Party or otherwise due to the occurrence of a casualty or condemnation, then Tenant shall have the right (during the period the Untenantability persists beyond the foregoing 365-day period), but exercisable only by written notice to Landlord within the fifteen (15) day period following said 365 consecutive day period, to terminate this Lease, which termination shall be effective sixty days after Landlord’s receipt of such written notice.

ARTICLE 7

TAXES AND OPERATING EXPENSES

          7.1 Definitions. For the purposes of this ARTICLE 7, the following terms shall have the meanings set forth below:

(a) “Assessed Valuation” shall mean the amount for which the Real Property is assessed for the purpose of imposition of Taxes.

(b) “Calendar Year” shall mean each calendar year of the Term beginning with the calendar year in which the Rent Commencement Date occurs.

          (c) “Operating Expenses” shall mean the aggregate of all costs and expenses paid or incurred by or on behalf of Landlord in connection with the ownership, operation, repair and maintenance of the Real Property, including (i) capital improvements only if such capital improvement either (A) is reasonably intended to result in a reduction in Operating Expenses (as for example, a labor-saving improvement) provided, the amount included in Operating Expenses in any Calendar Year shall not exceed an amount equal to the savings reasonably anticipated to result from the installation and operation of such improvement, and/or (B) is made during any Calendar Year in compliance with Requirements, and (ii) reasonable rent for the management office in the Building. Such capital improvements shall be amortized (with interest at the Base Rate) on a straight-line basis over such period as Landlord shall reasonably determine in accordance with generally accepted accounting principles, and the amount included in Operating Expenses in any Calendar Year shall, subject to the preceding clause (A), be equal to the annual amortized amount. Operating Expenses shall not include any Excluded Expenses. If during all or part of any Calendar Year. Landlord shall not furnish any particular item(s) of work or service (which would otherwise constitute an Operating Expense) to any leasable portions of the Building for any reason, then, for purposes of computing Operating Expenses for such period, the amount included in Operating Expenses for such period shall be increased by an amount equal to the costs and expenses that would have been reasonably incurred by Landlord during such period if Landlord had furnished such item(s) of work or service to such portion of the Building. In determining the amount of Operating Expenses for any Calendar Year, if less than 100% of the Building rentable area is occupied by tenants at any time during any such Calendar Year. Operating Expenses that vary with occupancy levels shall be determined for such Calendar Year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been 100% throughout such Calendar Year. In no event, however, shall Landlord collect from tenants of the Building more than 100% of the Operating Expenses actually incurred by Landlord in operating the Building during each respective Calendar Year by virtue of this foregoing gross-up or for any other reason.

(d) “Statement” shall mean a statement containing (i) the Taxes for any Calendar Year, or (ii) the Operating Expenses for any Calendar Year.

          (e) “Taxes” shall mean (i) all real estate taxes, assessments, sewer and water rents, rates and charges and other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be assessed, levied or imposed upon all or any part of the Real Property, and (ii) all expenses (including reasonable attorneys’ fees and disbursements and experts’ and other witnesses’ fees) incurred in contesting any of the foregoing or the Assessed Valuation of the Real Property. Taxes shall not include (x) interest or penalties incurred by Landlord as a result of Landlord’s late payment of Taxes, or (y) franchise, transfer, gift, inheritance, estate or net income taxes imposed upon Landlord. For purposes hereof, “Taxes” for any Calendar Year shall be deemed to be the Taxes which are assessed, levied or imposed for such Calendar Year regardless of when due or paid. If Landlord elects to prepay any assessment or to pay any assessment in fewer annual installments than the maximum number permitted by law, then (i) such assessment shall be deemed to have been divided and to be payable in the maximum number of installments permitted by law, and (ii) there shall be deemed included in Taxes for each Calendar Year the installments of such assessment that would have become payable during such Calendar Year, together with interest that would have become payable during such Calendar Year on account of such assessment being paid in installments and on all such installments thereafter, as provided by law, all as if such assessment had been so divided. If at any time the methods of taxation prevailing on the Effective Date shall be altered so that in lieu of or as an addition to the whole or any part of Taxes, there shall be assessed, levied or imposed (1) a tax, assessment, levy, imposition or charge based on the income or rents received from the Real Property whether or not wholly or partially as a capital levy or otherwise.

(2) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Real Property and imposed upon Landlord, (3) a license fee measured by the rents, or (4) any other tax, assessment, levy, imposition, charge or license fee however described or imposed, including business improvement district impositions, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes.

          7.2 Tenant’s Tax Payment.

          (a) Tenant shall pay to Landlord Tenant’s Proportionate Share of Taxes for each Calendar Year (“Tenant’s Tax Payment”). For each Calendar Year, Landlord shall furnish to Tenant a statement setting forth Landlord’s reasonable estimate of Tenant’s Tax Payment for such Calendar Year (the “Tax Estimate”). Tenant shall pay to Landlord on the 1st day of each month during such Calendar Year an amount equal to 1/12 of the Tax Estimate for such Calendar Year. If Landlord furnishes a Tax Estimate for a Calendar Year subsequent to the commencement thereof, then (i) until the 1st day of the month following the month in which the Tax Estimate is furnished to Tenant, Tenant shall pay to Landlord on the 1st day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.2 during the last month of the preceding Calendar Year, (ii) promptly after the Tax Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Tax Estimate previously made for such Calendar Year were greater or less than the installments of Tenant’s Tax Estimate to be made for such Calendar Year in accordance with the Tax Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within 10 Business Days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against the next payments of Rent due hereunder, and (iii) on the 1st day of the month following the month in which the Tax Estimate is furnished to Tenant, and on the 1st day of each month thereafter throughout the remainder of such Calendar Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Tax Estimate.

          (b) As soon as reasonably practicable after Landlord has determined the Taxes for a Calendar Year, Landlord shall furnish to Tenant a Statement for such Calendar Year. If the Statement shall show that the sums paid by Tenant under Section 7.2(a) exceeded the actual amount of Tenant’s Tax Payment for such Calendar Year, Landlord shall credit the amount of such excess against the next payments of Rent due hereunder. If the Statement for such Calendar Year shall show that the sums so paid by Tenant were less than Tenant’s Tax Payment for such Calendar Year, Tenant shall pay the amount of such deficiency within 10 Business Days after delivery of the Statement to Tenant.

          (c) Only Landlord may institute proceedings to reduce the Assessed Valuation of the Real Property and the filings of any such proceeding by Tenant without Landlord’s consent shall constitute an Event of Default. Upon Tenant’s request and provided it is commercially reasonable to do so, in Landlord’s sole discretion, Landlord shall institute all appropriate proceedings to seek a reduction of the Assessed Valuation of the Real Property and to otherwise contest the amount, validity or applicability of any Taxes. If Landlord receives a refund of Taxes for any Calendar Year, Landlord shall, at its election, either pay to Tenant, or credit against subsequent payments of Rent due hereunder, an amount equal to Tenant’s Proportionate Share of the refund, net of any expenses incurred by Landlord in achieving such refund, which amount shall not exceed Tenant’s Tax Payment paid for such Calendar Year. Except as otherwise expressly provided in this Lease, Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Taxes or the Assessed Valuation. The benefit of any exemption or abatement relating to all or any part of the Real Property (other than a refund of Taxes paid on a reduction in the Assessed Valuation of the Real Property) that is obtained for the benefit of a specific tenant (other than Tenant) and not for the benefit of all tenants of the Building generally shall accrue solely to the benefit of Landlord and Taxes shall be computed without taking into account any such exemption or abatement.

          (d) Tenant shall be responsible for any applicable occupancy or rent tax now in effect or hereafter enacted by any applicable Governmental Authority and uniformly applied to Comparable Buildings and, if payable by Landlord, Tenant shall promptly pay such amounts to Landlord, upon Landlord’s demand.

7.3 Tenant’s Operating Payment.

          (a) Tenant shall pay to Landlord Tenant’s Proportionate Share of Operating Expenses payable for each Calendar Year (“Tenant’s Operating Payment”). For each Calendar Year, Landlord shall furnish to Tenant a statement setting forth Landlord’s reasonable estimate of Tenant’s Operating Payment for such Calendar Year (the “Expense Estimate”). Tenant shall pay to Landlord on the 1st day of each month during such Calendar Year an amount equal to 1/12 of the Expense Estimate. If Landlord furnishes an Expense Estimate for a Calendar Year subsequent to the commencement thereof, then (i) until the 1st day of the month following the month in which the Expense Estimate is furnished to Tenant, Tenant shall pay to Landlord on the 1st day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.3 during the last month of the preceding Calendar Year, (ii) promptly after the Expense Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating Payment previously made for such Calendar Year were greater or less than the installments of Tenant’s Expense Payment to be made for such Calendar Year in accordance with the Expense Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within 10 Business Days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against the next payments of Rent due hereunder, and (iii) on the 1st day of the month following the month in which the Expense Estimate is furnished to Tenant, and on the 1st day of each month thereafter throughout the remainder of such Calendar Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Expense Estimate.

          (b) On or before May 1st of each Calendar Year, Landlord shall furnish to Tenant a Statement for the immediately preceding Calendar Year reconciling Operating Expenses. If the Statement shows that the sums paid by Tenant under Section 7.3(a) exceeded the actual amount of Tenant’s Operating Payment for such Calendar Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder. If the Statement shows that the sums so paid by Tenant were less than Tenant’s Operating Payment for such Calendar Year, Tenant shall pay the amount of such deficiency within 30 days after delivery of the Statement to Tenant.

7.4 Non-Waiver; Disputes.

          (a) Landlord’s failure to render any Statement on a timely basis with respect to any Calendar Year shall not prejudice Landlord’s right to thereafter render a Statement with respect to such Calendar Year or any subsequent Calendar Year, nor shall the rendering of a Statement prejudice Landlord’s right to thereafter render a corrected Statement for that Calendar Year.

          (b) Each Statement sent to Tenant shall be conclusively binding upon Tenant unless Tenant (i) pays to Landlord when due the amount set forth in such Statement, without prejudice to Tenant’s right to dispute such Statement, and (ii) within 90 days after such Statement is sent, sends a notice to Landlord objecting to such Statement and specifying the reasons therefor. Tenant agrees that Tenant will not employ, in connection with any dispute under this Lease, any person who is to be compensated in whole or in part, on a contingency fee basis. If the parties are unable to resolve any dispute as to the correctness of such Statement within 30 days following such notice of objection, either party may refer the issues raised to one of the nationally recognized public accounting firm mutually selected by Landlord and Tenant, and the decision of such firm shall be conclusively binding upon Landlord and Tenant. In connection therewith, Tenant and such accountants shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review. Tenant shall pay the fees and expenses relating to such procedure, unless such accountants determine that Landlord overstated Operating Expenses by more than 5% for such Calendar Year, in which case Landlord shall pay such fees and expenses.

          7.5 Proration. If the Rent Commencement Date is not January 1, the Additional Rent for the applicable Calendar Year shall be apportioned on the basis of the number of days in the year from the Rent Commencement Date to the following December 31. If the Expiration Date occurs on a date other than December 31, any Additional Rent under this ARTICLE 7 for the Calendar Year in which such Expiration Date occurs shall be apportioned on the basis of the number of days in the year from January 1 to the Expiration Date. Upon the expiration or earlier termination of this Lease, any Additional Rent under this ARTICLE 7 shall be adjusted or paid within 30 days after submission of the Statement for the last Calendar Year.

ARTICLE 8

REQUIREMENTS OF LAW

          8.1 Compliance with Requirements.

(a) Tenant’s Compliance. Tenant, at its expense, shall comply with all Requirements applicable to the Premises; provided, however, that Tenant shall not be obligated to comply with any Requirements requiring any structural alterations to the Building unless the application of such Requirements arises from (i) the specific manner and nature of Tenant’s use or occupancy of the Premises, as distinct from general office use, (ii) Alterations made by Tenant, or (iii) a breach by Tenant of any provisions of this Lease. Any such repairs or alterations shall be made at Tenant’s expense (1) by Tenant in compliance with ARTICLE 5 if such repairs or alterations are nonstructural and do not affect any Building System, or (2) by Landlord if such repairs or alterations are structural or affect any Building System. If Tenant obtains knowledge of any failure to comply with any Requirements applicable to the Premises, Tenant shall give Landlord prompt notice thereof.

          (b) Hazardous Materials. Tenant shall not cause or permit (i) any Hazardous Materials to be brought into the Building, (ii) the storage or use of Hazardous Materials in any manner other than in full compliance with any Requirements, or (iii) the escape, disposal or release of any Hazardous Materials within or in the vicinity of the Building. Nothing herein shall be deemed to prevent Tenant’s use of any Hazardous Materials customarily used in the ordinary course of office work, provided such use is in accordance with all Requirements. Tenant shall not be liable or responsible for any investigation, clean-up or remediation or any other action with respect to any Hazardous Materials in, on or about the Building. Tenant shall only be responsible, at its expense, for all matters directly or indirectly based on, or arising or resulting from the presence of Hazardous Materials in the Building which is caused or permitted by a Tenant Party. Tenant shall provide to Landlord copies of all communications received by Tenant with respect to any Requirements relating to Hazardous Materials, and/or any claims made in connection therewith. Landlord or its agents may perform environmental inspections of the Premises at any time.

          (c) Landlord’s Compliance. Landlord shall comply with (or cause to be complied with) all Requirements applicable to the Building which are not the obligation of Tenant, to the extent that non-compliance would materially impair Tenant’s use and occupancy of the Premises for the Permitted Uses. Landlord hereby represents to Tenant that to Landlord’s current actual knowledge, without independent investigation or inquiry, the office premises located on floors 2 through 31 of the Building do not contain any asbestos or asbestos-containing building materials. Landlord shall be responsible for complying with all Requirements affecting office buildings generally and not imposed solely because of Tenant’s operations at the Premises or Tenant’s Alterations thereto.

          (d) Landlord’s Insurance. Tenant shall not cause or permit any action or condition, including, without limitation, with respect to the presence of the Security Guards in the Building and the use of and operations in the Manufacture Rooms, that would (i) invalidate or conflict with Landlord’s insurance policies, (ii) violate applicable rules, regulations and guidelines of the Fire Department, Fire Insurance Rating Organization or any other authority having jurisdiction over the Building, (iii) cause an increase in the premiums of fire insurance for the Building over that payable with respect to Comparable Buildings, or (iv) result in Landlord’s insurance companies’ refusing to insure the Building or any property therein in amounts and against risks as reasonably determined by Landlord. If fire insurance premiums increase as a result of Tenant’s failure to comply with the provisions of this Section 8.1. Tenant shall promptly cure such failure and shall reimburse Landlord for the increased fire insurance premiums paid by Landlord as a result of such failure by Tenant.

          8.2 Fire and Life Safety. Landlord shall cause the base Building fire and life safety system located on Lower Level C and the 26th and 27th floors of the Building (the “Building Fire and Life Safety System”) to be operational by July 15, 2006. The Building Fire and Life Safety System shall include a “Base Building Tie In Point” located on each floor of the Premises. Tenant shall install and maintain a fire alarm and life safety system in the Premises, including, without limitation, all fire alarm equipment, wiring, conduit, audio and visual devices, smoke detectors, etc., in accordance with this Lease, the Rules and Regulations and all Requirements. Tenant shall utilize the Base Building Tie In Point to connect its fire alarm and life safety system to the Building Fire and Life Safety System. If the Fire Insurance Rating Organization or any Governmental Authority or any of Landlord’s insurers requires or recommends any modifications and/or alterations be made or any additional equipment be supplied in connection with the sprinkler system or Building Fire and Life Safety System serving the Building by reason of Tenant’s business, any Alterations performed by Tenant or the location of the partitions, Tenant’s Property, or other contents of the Premises, Landlord (to the extent outside of the Premises) or Tenant (to the extent within the Premises) shall make such modifications and/or Alterations, and supply such additional equipment, in either case at Tenant’s expense. Notwithstanding anything contained in the Lease to the contrary, in the event the Building Fire and Life Safety System is not operational by August 1, 2006 (the “Fire and Life Safety Rent Abatement Trigger Date”), commencing on the Rent Commencement Date. Tenant shall be entitled to an abatement of Rent otherwise payable hereunder for the Premises equal to one (1) day for each day after the Fire and Life Safety Rent Abatement Trigger Date the Building Fire and Life Safety System is not operational; provided, however, that the Fire and Life Safety Rent Abatement Trigger Date shall be extended 1 day for each day of Unavoidable Delays and/or delays caused by the acts or omissions of Tenant.

ARTICLE 9

SUBORDINATION

          9.1 Subordination and Attornment.

          (a) This Lease is subject and subordinate to all Mortgages and Superior Leases, and, at the request of any Mortgagee or Lessor. Tenant shall attorn to such Mortgagee or Lessor, its successors in interest or any purchaser in a foreclosure sale.

          (b) If a Lessor or Mortgagee or any other person or entity shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or the delivery of a new lease or deed, then at the request of the successor landlord and upon such successor landlord’s written agreement to accept Tenant’s attornment and to recognize Tenant’s interest under this Lease, Tenant shall be deemed to have attorned to and recognized such successor landlord as Landlord under this Lease. The provisions of this Section 9.1 are self-operative and require no further instruments to give effect hereto; provided, however, that Tenant shall promptly execute and deliver any instrument that such successor landlord may reasonably request (x) evidencing such attornment, (y) setting forth the terms and conditions of Tenant’s tenancy, and (z) containing such other terms and conditions as may be required by such Mortgagee or Lessor, provided such terms and conditions do not increase the Rent, materially increase Tenant’s obligations or materially and adversely affect Tenant’s rights under this Lease. Upon such attornment this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease except that such successor landlord (other than Goldman Sachs Mortgage Company, the existing Mortgagee as of the Effective Date, whose liability to Tenant as successor landlord hereunder shall be as set forth in the form attached hereto as Exhibit 1) shall not be:

                    (i) liable for any act or omission of Landlord (except to the extent such act or omission continues beyond the date when such successor landlord succeeds to Landlord’s interest and Tenant had given prompt notice of such act or omission to the Lessor or Mortgagee):

(ii) subject to any defense, claim, counterclaim, set-off or offsets which Tenant may have against Landlord;

(iii) bound by any prepayment of more than one month’s Rent to any prior landlord;

(iv) bound by any obligation to make any payment to Tenant which was required to be made prior to the time such successor landlord succeeded to Landlord’s interest;

                    (v) bound by any obligation to perform any work or to make improvements to the Premises except for (x) repairs and maintenance required to be made by Landlord under this Lease, and (y) repairs to the Premises as a result of damage by fire or other casualty or a partial condemnation pursuant to the provisions of this Lease, but only to the extent that such repairs can reasonably be made from the net proceeds of any insurance or condemnation awards, respectively, actually made available to such successor landlord;

(vi) bound by any modification, amendment or renewal of this Lease made without successor landlord’s consent;

                    (vii) liable for the repayment of any security deposit or surrender of any letter of credit, unless and until such security deposit actually is paid or such letter of credit is actually delivered to such successor landlord; or

(viii) liable for the payment of any unfunded tenant improvement allowance, refurbishment allowance or similar obligation; or

(ix) personally liable under the Lease, Mortgagee’s liability thereunder being limited to its interest in the Real Property.

          (c) Tenant shall from time to time within 10 days of request from Landlord execute and deliver any documents or instruments that may be reasonably required by any Mortgagee or Lessor to confirm any subordination.

          9.2 Mortgage or Superior Lease Defaults. Any Mortgagee may elect that this Lease shall have priority over the Mortgage and, upon notification to Tenant by such Mortgagee, this Lease shall be deemed to have priority over such Mortgage, regardless of the date of this Lease. In connection with any financing of the Real Property, Tenant shall consent to any reasonable modifications of this Lease requested by any lending institution, provided such modifications do not increase the Rent, materially increase the obligations, or materially and adversely affect the rights, of Tenant under this Lease.

          9.3 Tenant’s Termination Right. As long as any Superior Lease or Mortgage exists, Tenant shall not seek to terminate this Lease by reason of any act or omission of Landlord until (a) Tenant shall have given notice of such act or omission to all Lessors and/or Mortgagees, and (b) a reasonable period of time shall have elapsed following the giving of notice of such default and the expiration of any applicable notice or grace periods (unless such act or omission is not capable of being remedied within a reasonable period of time), during which period such Lessors and/or Mortgagees shall have the right, but not the obligation, to remedy such act or omission and thereafter diligently proceed to so remedy such act or omission. If any Lessor or Mortgagee elects to remedy such act or omission of Landlord, Tenant shall not seek to terminate this Lease so long as such Lessor or Mortgagee is proceeding with reasonable diligence to effect such remedy and such remedy is effected within the later to occur of (x) 90 days or (y) 30 days after such Lessor or Mortgagee obtains possession of the Real Property if such possession is reasonably required to effect such cure.

          9.4 Provisions. The provisions of this ARTICLE 9 shall (a) inure to the benefit of Landlord, any future owner of the Building or the Real Property, Lessor or Mortgagee and any sublessor thereof and (b) apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any such Superior Lease or Mortgage.

          9.5 Future Condominium Declaration. This Lease and Tenant’s rights hereunder are and will be subject to any condominium declaration, by-laws and other instruments (collectively, the “Declaration”) which may be recorded in order to subject the Building to a condominium form of ownership pursuant to the Illinois Condominium Property Act or any successor Requirement, provided that the Declaration does not by its terms increase the Rent or Tenant’s other monetary obligations under this Lease, materially increase Tenant’s non-Rent obligations or material and adversely affect Tenant’s rights under this Lease. At Landlord’s request, and subject to the foregoing proviso, Tenant will execute and deliver to Landlord an amendment of this Lease confirming such subordination and modifying this Lease to conform to such condominium regime.

          9.6 Non-Disturbance Agreements. Landlord hereby agrees to obtain for Tenant a subordination, non-disturbance and attornment agreement from the existing Mortgagee, in the form attached hereto as Exhibit 1, within sixty (60) days following the Effective Date hereof.

ARTICLE 10

SERVICES

10.1 Electricity.

          (a) Incidental Outlets. Electricity shall be distributed to the Premises either by the electric utility company serving the Building or, at Landlord’s option, by Landlord; and Landlord shall permit Landlord’s wire and conduits, to the extent available, suitable and safely capable, to be used for such distribution. If and so long as Landlord is distributing electricity to the Premises, Tenant shall obtain all of its electricity from Landlord and shall pay all of Landlord’s charges for the electricity used in the Premises. The electricity (other than for Tenant’s Standard Electrical Requirements) used in the Premises shall be determined based on meter readings. If the electric utility company is distributing electricity to the Premises, Tenant at its cost shall make all necessary arrangements with the electric utility company for metering and paying for electric current furnished to the Premises for all uses other than Tenant’s Standard Electrical Requirements. A separate electric meter for the Premises has been installed at Landlord’s expense. All electricity used during the performance of janitor service, or the making of any Alterations or repairs in the Premises, or the operation of any special air conditioning systems serving the Premises shall be paid for by Tenant.

(b) Overhead Lighting.

                    (i) Until Landlord notifies Tenant to the contrary, Tenant shall pay to Landlord an annual amount (“Electrical Payment”) equal to the product of (A) $0.37 (the “Electrical Allocation”) and (B) the Agreed Area of the Premises. The Electrical Payment shall be paid in equal monthly installments, in advance, on the 1st day of each month commencing on the Commencement Date. If the Commencement Date is not the 1st day of a month, the Electrical Payment for such month shall be apportioned based on the number of days in such month from and after the Commencement Date.

                    (ii) The Electrical Allocation represents the amount per rentable square foot Landlord estimates Tenant would pay to Commonwealth Edison Company for Tenant’s Standard Electrical Requirements during Ordinary Business Hours. As used herein, “Standard Electrical Requirements” means the electricity required for the Building standard lighting fixtures in the Premises. Notwithstanding anything to the contrary herein, (A) Tenant shall pay the Electrical Payment in addition to Tenant’s Operating Payment and (B) Tenant shall bear the cost of providing all light fixtures and replacement of all lamps, tubes, ballasts and starters for lighting fixtures in the Premises.

                    (iii) If at any time during the Term (A) Landlord reasonably determines that it has underestimated Tenant’s Standard Electrical Requirements during Ordinary Business Hours, or that Tenant is using the Standard Electrical Requirements after Ordinary Business Hours; or (B) the rate classification pursuant to which Tenant would pay directly to the electric utility provider is increased; or (C) the rate classification pursuant to which Tenant would pay directly to the electric utility provider is changed to another classification and such change results in an increase; then, in any of such events, Landlord may, upon written notice to Tenant, increase the Electrical Allocation to reflect the amount Tenant would pay directly to the electric utility provider upon the occurrence of any such events.

                    (iv) If, at any time during the Term, (A) Tenant determines that Landlord has overestimated Tenant’s Standard Electrical Requirements during Ordinary Business Hours and Landlord agrees with such determination; (B) the rate classification pursuant to which Tenant would pay directly to the electric utility provider is decreased; or (C) the rate classification pursuant to which Tenant would pay directly to the electric utility provider is changed to another classification and such change results in a decrease; then, to the extent required by law, Landlord shall, upon written notice from Tenant, decrease the Electrical Allocation to reflect the lesser amount Tenant would pay directly to the electric utility provider upon the occurrence of any such events.

                    (v) If, at any time during the Term, the Lower Level Premises is separately metered for overhead lighting, then Landlord shall equitably decrease the Electrical Allocation to reflect the amount of Tenant’s Standard Electrical Requirements for the Office Premises only.

                    (vi) All increases or decreases in the Electrical Allocation shall result in a corresponding increase or decrease, as the case may be, in the Electrical Payment effective on the 1st day of the month following the month in which the notice of increase or decrease is received by Tenant or Landlord, as the case may be.

                    (vii) If a dispute or disagreement shall arise between Tenant and Landlord with respect to the propriety of an increase or decrease of Electrical Payment under Section 10.1(b)(iii) or Section 10.1(b)(iv), the dispute or disagreement shall be promptly referred to a mutually acceptable independent electrical engineer whose decision, including any modification of an increase or decrease, will be binding upon Tenant and Landlord, effective as provided above, and whose fee shall be borne equally by Tenant and Landlord.

          10.2 Excess Electricity. Tenant shall at all times comply with the rules and regulations of the utility company supplying electricity to the Building. Tenant shall not use any electrical equipment which, in Landlord’s reasonable judgment, would exceed the capacity of the electrical equipment serving the Premises. If Landlord determines that Tenant’s electrical requirements necessitate installation of any additional risers, feeders or other electrical distribution equipment (collectively “Electrical Equipment”), or if Tenant provides Landlord with evidence reasonably satisfactory to Landlord of Tenant’s need for excess electricity and requests that additional Electrical Equipment be installed, Landlord shall, at Tenant’s expense, install such additional Electrical Equipment, provided that Landlord, in its sole judgment, determines that (a) such installation is practicable and necessary, (b) such additional Electrical Equipment is permissible under applicable Requirements, and (c) the installation of such Electrical Equipment will not cause permanent damage to the Building or the Premises, cause or create a hazardous condition, entail excessive or unreasonable alterations, interfere with or limit electrical usage by other tenants or occupants of the Building or exceed the limits of the switchgear or other facilities serving the Building, or require power in excess of that available from the utility company serving the Building.

          10.3 Elevators. Landlord shall provide 24 hours per day, 7 days per week (i) passenger elevator service to the Office Premises and (ii) hydraulic elevator passenger service to the Lower Level Premises; provided, however, Landlord may limit either such passenger elevator service during times other than Ordinary Business Hours. Landlord shall provide at least one freight elevator serving the Premises available upon Tenant’s prior request, on a non-exclusive “first come, first serve” basis with other Building tenants, on all week days (other than Observed Holidays) from 7:00 a.m. to 3:30 p.m., which hours of operation shall be subject to change but at all times shall be consistent with the service levels of Comparable Buildings. Landlord shall provide the Money Elevator subject to and in accordance with Section 4.3(a) of the Lease. Tenant may use the Shuttle Elevator and freight elevator for passenger service to the Lower Level Premises. In no event shall Landlord decommission both the Shuttle Elevator and the freight elevator at the same time.

          10.4 Heating, Ventilation and Air Conditioning. Landlord shall furnish to the Office Premises heating, ventilation and air-conditioning (“HVAC”) in accordance with the design standards set forth in Exhibit E during Ordinary Business Hours. Landlord shall furnish to the Lower Level Premises HVAC in accordance with the design standards set forth in Exhibit F during Ordinary Business Hours. Landlord shall have access to all air-cooling, fan, ventilating and machine rooms and electrical closets and all other mechanical installations of Landlord (collectively, “Mechanical Installations”), and Tenant shall not construct partitions or other obstructions which may interfere with Landlord’s access thereto or the moving of Landlord’s equipment to and from the Mechanical Installations. No Tenant Party shall at any time enter the Mechanical Installations or tamper with, adjust, or otherwise affect such Mechanical Installations. Landlord shall not be responsible if the HVAC System fails to provide cooled or heated air, as the case may be, to the Office Premises and/or Lower Level Premises, as the case may be, in accordance with the applicable design standards by reason of (a) any equipment installed by, for or on behalf of Tenant, which has an electrical load in excess of the average electrical load and human occupancy factors for the HVAC System as designed, or (b) any rearrangement of partitioning or other Alterations made or performed by, for or on behalf of Tenant. Landlord shall install blinds or shades on all windows in the Office Premises prior to the Commencement Date. After the Commencement Date, Tenant shall replace, if missing, such blinds or shades on all windows, which blinds and shades shall be subject to Landlord’s approval, and shall lower the blinds where necessary because of the sun’s position, whenever the HVAC System is in operation or as when required by any Requirement. Tenant shall cooperate with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System.

          10.5 Overtime Freight Elevators and HVAC. The Fixed Rent does not include any charge to Tenant for the furnishing of any freight elevator service or HVAC to the Premises during any periods other than as set forth in Section 10.3 and Section 10.4 (“Overtime Periods”). If Tenant desires any such services during Overtime Periods, Tenant shall deliver notice to the Building office requesting such services by 2:00 p.m. of the Business Day on which or preceding the date such services are requested; provided, however, that Landlord shall use reasonable efforts to arrange such service on such shorter notice as Tenant shall provide. If

Landlord furnishes freight elevator or HVAC service during Overtime Periods, Tenant shall pay to Landlord the cost thereof at the then established rates for such services in the Building.

          10.6 Cleaning. Landlord shall cause the Office Premises (excluding any portions thereof used for the storage, preparation, service or consumption of food or beverages, as an exhibition area or classroom, for private bathrooms, showers or exercise facilities, as a trading floor, or primarily for operation of computer, data processing, reproduction, duplicating or similar equipment) to be cleaned, substantially in accordance with the standards set forth in Exhibit G. At Tenant’s election and at Tenant’s sole cost and expense. Landlord shall cause all waste receptacles to be emptied and wastepaper to be removed nightly from the Lower Level Premises and all carpeting and rugs located in the Lower Level Premises to be vacuumed two (2) times per week. If Tenant elects to hire its own janitorial contractor for the Lower Level Premises, any such janitorial contractor shall be subject to Landlord’s approval and shall at all times maintain labor harmony within the Building. Any areas of the Premises requiring additional cleaning shall be cleaned, at Tenant’s expense, by Landlord’s cleaning contractor, at rates which shall be competitive with rates of other cleaning contractors providing comparable services to Comparable Buildings. Landlord’s cleaning contractor and its employees shall have access to the Premises at all times except between 8:00 a.m. and 5:30 p.m. on weekdays which are not Observed Holidays. Landlord’s cleaning contractor shall complete the cleaning of the Premises in accordance with this Section 10.6 prior to 6:30 p.m. on the days the Premises is cleaned.

          10.7 Water. Landlord shall provide water in the core lavatories on each floor of the Building. If Tenant requires water for any additional purposes, Tenant shall pay for the cost of bringing water to the Premises and Landlord may install a meter to measure the water. Tenant shall pay the cost of such installation, and for all maintenance, repairs and replacements thereto, and for the reasonable charges of Landlord for the water consumed.

          10.8 Refuse Removal. Landlord shall provide refuse removal services at the Building. Tenant shall pay to Landlord Landlord’s reasonable charge for such removal to the extent that the refuse generated by Tenant exceeds the refuse customarily generated by general office tenants. Tenant shall not dispose of any refuse in the Common Areas, and if Tenant does so, Tenant shall be liable for Landlord’s reasonable charge for such removal.

          10.9 Directory. The lobby shall contain a directory wherein the Building’s tenants shall be listed. From time to time, but not more frequently than monthly, Landlord shall update the directory to reflect such changes in the listings therein as Tenant shall request; provided such listings and all changes thereto shall be made at Tenant’s expense.

          10.10 Service Interruptions. Except as otherwise provided in Section 6.3, Landlord reserves the right to suspend any service when necessary, by reason of Unavoidable Delays, accidents or emergencies, or for Restorative Work which, in Landlord’s reasonable judgment, are necessary or appropriate until such Unavoidable Delay, accident or emergency shall cease or such Restorative Work is completed and Landlord shall not be liable for any interruption, curtailment or failure to supply services. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises as a result of any such failure, defect or interruption of any such service, or change in the supply, character and/or quantity of, electrical service, and to restore any such services, remedy such situation and minimize any interference with Tenant’s business. The exercise of any such right or the occurrence of any such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, entitle Tenant to any compensation, abatement or diminution of Rent, except as otherwise provided in Section 6.3, relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or any Indemnified Party by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise. Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of electric service furnished to the Premises for any reason except if attributable to the gross negligence or willful misconduct of Landlord.

          10.11 Telecommunications. If Tenant requests that Landlord grant access to the Building to a telecommunications service provider designated by Tenant for purposes of providing telecommunications services to Tenant, Landlord shall use its good faith efforts to respond to such request as soon as reasonably practicable, except in the case of emergency, whereupon Landlord shall use good faith effort to immediately notify Tenant. Tenant acknowledges that nothing set forth in this Section 10.11 shall impose any affirmative obligation on Landlord to grant such request and that Landlord shall have the right to determine which telecommunications service providers shall have access to Building facilities. Landlord shall not unreasonably withhold or delay its consent to any such request.

          10.12 Building Access. Subject to such changes as Landlord may reasonably make, which changes shall be consistent with the operation of other Comparable Buildings, Landlord shall provide a tenant/visitor check-in desk in the main Building lobby 24-hours per day, 7-days per week.

          10.13 Alternate Loading Dock. Landlord shall provide Tenant with non-exclusive access to the southern area of Landlord’s main dock area that has a separate entrance from lower Wacker Drive (the “Alternate Loading Dock”). Tenant may install security monitoring equipment within the boundaries of the Alternate Loading Dock.

          10.14 Extra Utilities and Services. Landlord shall provide such other extra utilities or services as Tenant may from time to time request, provided (a) the same are reasonable and feasible for Landlord to provide and do not involve modifications or additions to the Real Property or existing Building Systems or equipment, and (b) Landlord shall receive Tenant’s request (which may be given by telephone) reasonably in advance. Tenant shall pay Landlord for such extra utilities and services at reasonable rates from time to time established therefor by Landlord.

ARTICLE II

INSURANCE; PROPERTY LOSS OR DAMAGE

11.1 Tenant’s Insurance.

(a) Tenant, at its expense, shall obtain and keep in full force and effect during the Term:

                    (i) a policy of commercial general liability insurance on an occurrence basis against claims for personal injury, bodily injury, death and/or property damage occurring in or about the Building, under which Tenant is named as the insured and Landlord, Landlord’s Agent and any Lessors and any Mortgagees whose names have been furnished to Tenant are named as additional insureds (the “Insured Parties”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of the Insured Parties, and Tenant shall obtain blanket broad-form contractual liability coverage to insure its indemnity obligations set forth in ARTICLE 25. The minimum limits of liability shall be a combined single limit with respect to each occurrence in an amount of not less than $5,000,000; provided, however, that Landlord shall retain the right to require Tenant to increase such coverage from time to time to that amount of insurance which in Landlord’s reasonable judgment is then being customarily required by landlords for similar office space in Comparable Buildings. The deductible or self insured retention for such policy shall not exceed $10,000;

                    (ii) insurance against loss or damage by fire, and such other risks and hazards as are insurable under then available standard forms of “Special Form Causes of Loss” or “All Risk” property insurance policies with extended coverage, insuring Tenant’s Property and all Alterations and improvements to the Premises (including the Initial Installations) to the extent such Alterations and improvements exceed the cost of the improvements typically performed in connection with the initial occupancy of tenants in the Building (“Building Standard Installations”), for the full insurable value thereof or replacement cost thereof, having a deductible amount, if any, not in excess of $25,000;

                    (iii) during the performance of any Alteration, until completion thereof, Builder’s Risk insurance on an “all risk” basis and on a completed value form including a Permission to Complete and Occupy endorsement, for full replacement value covering the interest of Landlord and Tenant (and their respective contractors and subcontractors) in all work incorporated in the Building and all materials and equipment in or about the Premises;

(iv) Workers’ Compensation Insurance, as required by law;

(v) Business Interruption Insurance in an amount equal to at least one year’s rent; and

(vi) such other insurance in such amounts as the Insured Parties may reasonably require from time to time.

          (b) All insurance required to be carried by Tenant (i) shall contain a provision that (x) no act or omission of Tenant shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, and (y) shall be noncancellable and/or no material change in coverage shall be made thereto unless the Insured Parties receive 30 days’ prior notice of the same, by certified mail, return receipt requested, and (ii) shall be effected under valid and enforceable policies issued by reputable insurers permitted to do business in the State of Illinois and rated in Best’s Insurance Guide, or any successor thereto as having a “Best’s Rating” of “A-” or better and a “Financial Size Category” of at least “X” or better or, if such ratings are not then in effect, the equivalent thereof or such other financial rating as Landlord may at any time consider appropriate.

          (c) On or prior to the Commencement Date, Tenant shall deliver to Landlord appropriate policies of insurance, including evidence of waivers of subrogation required to be carried pursuant to this ARTICLE 11 and that the Insured Parties are named as additional insureds (the “Policies”). Evidence of each renewal or replacement of the Policies shall be delivered by Tenant to Landlord at least 10 days prior to the expiration of the Policies. In lieu of the Policies, Tenant may deliver to Landlord a certification from Tenant’s insurance company (on the form currently designated “Acord 27” (Evidence of Property Insurance) and “Acord 25-S” (Certificate of Liability Insurance), or the equivalent, provided that attached thereto is an endorsement to Tenant’s commercial general liability policy naming the Insured Parties as additional insureds) which shall be binding on Tenant’s insurance company, and which shall expressly provide that such certification (i) conveys to the Insured Parties all the rights and privileges afforded under the Policies as primary insurance, and (ii) contains an unconditional obligation of the insurance company to advise all Insured Parties in writing by certified mail, return receipt requested, at least 30 days in advance of any termination or change to the Policies that would affect the interest of any of the Insured Parties.

          11.2 Waiver of Subrogation. Landlord and Tenant shall each procure an appropriate clause in or endorsement to any property insurance covering the Real Property and personal property, fixtures and equipment located therein, wherein the insurer waives subrogation or consents to a waiver of right of recovery, and Landlord and Tenant agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from fire or other hazards to the extent covered by such property insurance; provided, however, that the release, discharge, exoneration and covenant not to sue contained herein shall be limited by and be coextensive with the terms and provisions of the waiver of subrogation or waiver of right of recovery. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for, (a) damage to any Above Building Standard Installations, (b) Tenant’s Property, and (c) any loss suffered by Tenant due to interruption of Tenant’s business.

          11.3 Restoration.

          (a) If the Premises are damaged by fire or other casualty, or if the Building is damaged such that Tenant is deprived of reasonable access to the Premises, the damage shall be repaired by Landlord, to substantially the condition of the Premises prior to the damage, subject to the provisions of any Mortgage or Superior Lease, but Landlord shall have no obligation to repair or restore (i) Tenant’s Property or (ii) except as provided in Section 11.3(b), any Alterations or improvements to the Premises, to the extent such Alterations or improvements exceed Building Standard Installations (“Above Building Standard Installations”). So long as Tenant is not in default beyond applicable grace or notice provisions in the payment or performance of its obligations under this Section 11.3, and provided Tenant timely delivers to Landlord either Tenant’s Restoration Payment (as hereinafter defined) or the Restoration Security (as hereinafter defined) or Tenant expressly waives any obligation of Landlord to repair or restore any of Tenant’s Above Building Standard Installations, then until the restoration of the Premises is Substantially Completed or would have been Substantially Completed but for Tenant Delay, Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall be reduced in the proportion by which the area of the part of the Premises which is not usable (or accessible) and is not used by Tenant bears to the total area of the Premises.

          (b) As a condition precedent to Landlord’s obligation to repair or restore any Above Building Standard Installations, Tenant shall (i) pay to Landlord upon demand a sum (“Tenant’s Restoration Payment”) equal to the amount, if any, by which (A) the cost, as estimated by a reputable independent contractor designated by Landlord, of repairing and restoring all Alterations and Initial Installations in the Premises to their condition prior to the damage, exceeds (B) the cost of restoring the Premises with Building Standard Installations, or (ii) furnish to Landlord security (the “Restoration Security”) in form and amount reasonably acceptable to Landlord to secure Tenant’s obligation to pay all costs in excess of restoring the Premises with Building Standard Installations. If Tenant shall fail to deliver to Landlord either (1) Tenant’s Restoration Payment or the Restoration Security, as applicable, or (2) a waiver by Tenant, in form satisfactory to Landlord, of all of Landlord’s obligations to repair or restore any of the Above Building Standard Installations, in either case within 15 days after Landlord’s demand therefor, Landlord shall have no obligation to restore any Above Building Standard Installations and Tenant’s abatement of Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall cease when the restoration of the Premises (other than any Above Building Standard Installations) is Substantially Complete.

          11.4 Landlord’s Termination Right. Notwithstanding anything to the contrary contained in Section 11.3, if the Premises are totally damaged or are rendered wholly untenantable, or if the Building shall be so damaged that, in Landlord’s reasonable opinion, substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Premises are so damaged or rendered untenantable), then in either of such events, Landlord may, not later than 60 days following the date of the damage, terminate this Lease by notice to Tenant, provided that if the Premises are not damaged, Landlord may not terminate this Lease unless Landlord similarly terminates the leases of other tenants in the Building aggregating at least 50% of the portion of the Building occupied for office purposes immediately prior to such damage. If this Lease is so terminated, (a) the Term shall expire upon the 30th day after such notice is given, (b) Tenant shall vacate the Premises and surrender the same to Landlord, (c) Tenant’s liability for Rent shall cease as of the date of the damage, and (d) any prepaid Rent for any period after the date of the damage shall be refunded by Landlord to Tenant.

          11.5 Tenant’s Termination Right. If either the Lower Level or Office Premises are totally damaged and are thereby rendered wholly untenantable, or if the Building shall be so damaged that Tenant is deprived of reasonable access to the Office Premises or Lower Level Premises, and if Landlord elects to restore the Premises, Landlord shall, within 60 days following the date of the damage, cause a contractor or architect selected by Landlord to give notice (the “Restoration Notice”) to Tenant of the date by which such contractor or architect estimates the restoration of the Premises (excluding any Above Building Standard Installations)

shall be Substantially Completed. If such date, as set forth in the Restoration Notice, is more than 12 months from the date of such damage (the “Restoration Period”), then Tenant shall have the right to terminate this Lease by giving notice (the “Termination Notice”) to Landlord not later than the 30th day following delivery of the Restoration Notice to Tenant. In the event that Landlord does not deliver the Premises to Tenant with the restoration Substantially Completed within the Restoration Period, then Tenant shall have the right to terminate this Lease, by delivering a Termination Notice to Landlord, not later than the 10th day after the expiration of the Restoration Period, unless prior to such termination effective date, Landlord delivers the Premises to Tenant with the restoration Substantially Completed. If Tenant delivers a Termination Notice, this Lease shall be deemed to have terminated as of the date of the giving of the Termination Notice, in the manner set forth in the second sentence of Section 11.4.

          11.6 Final 18 Months. Notwithstanding anything to the contrary in this ARTICLE 11, if any damage during the final 18 months of the Term renders the Premises wholly untenantable, either Landlord or Tenant may terminate this Lease by notice to the other party within 30 days after the occurrence of such damage and this Lease shall expire on the 30th day after the date of such notice. For purposes of this Section 11.6, the Premises shall be deemed wholly untenantable if Tenant shall be precluded from using more than 50% of the Premises for the conduct of its business and Tenant’s inability to so use the Premises is reasonably expected to continue for more than 90 days.

          11.7 Landlord’s Liability. Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to such property, or for the loss of or damage to any property of Tenant by theft or otherwise. None of the Insured Parties shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire or other casualty, any damage caused by other tenants or persons in the Building or by construction of any private, public or quasi-public work, or any latent defect in the Premises or in the Building (except that Landlord shall be required to repair the same to the extent provided in ARTICLE 5). No penalty shall accrue for delays which may arise by reason of adjustment of fire insurance on the part of Landlord or Tenant, or for any Unavoidable Delays arising from any repair or restoration of any portion of the Building, provided that Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of any such repair or restoration.

          11.8 Landlord’s Insurance. Landlord shall maintain the following insurance (“Landlord’s Insurance”), the premiums of which will be included in Operating Expenses: (1) Commercial General Liability insurance applicable to the Real Property, Building and Common Areas providing, on an occurrence basis, a minimum combined single limit of at least $2,000,000.00; (2) All Risk Property Insurance on the Building at replacement cost value; (3) Worker’s Compensation insurance as required by the state in which the Building is located and in amounts as may be required by applicable.

ARTICLE 12

EMINENT DOMAIN

          12.1 Taking.

          (a) Total Taking. If all or substantially all of the Real Property, the Building or the Premises shall be acquired or condemned for any public or quasi-public purpose (a “Taking”), this Lease shall terminate and the Term shall end as of the date of the vesting of title and Rent shall be prorated and adjusted as of such date.

          (b) Partial Taking. Upon a Taking of only a part of the Real Property, the Building or the Premises then, except as hereinafter provided in this ARTICLE 12, this Lease shall continue in full force and effect, provided that from and after the date of the vesting of title, Fixed Rent and Tenant’s Proportionate Share shall be modified to reflect the reduction of the Premises and/or the Building as a result of such Taking.

          (c) Landlord’s Termination Right. Whether or not the Premises are affected, Landlord may, by notice to Tenant, within 60 days following the date upon which Landlord receives notice of the Taking of all or a portion of the Real Property, the Building or the Premises, terminate this Lease, provided that Landlord elects to terminate leases (including this Lease) affecting at least 50% of the rentable area of the Building.

          (d) Tenant’s Termination Right. If the part of the Real Property so Taken contains more than 20% of the total area of either the Office Premises or Lower Level Premises the Premises occupied by Tenant immediately prior to such Taking, or if, by reason of such Taking, Tenant no longer has reasonable means of access to the Premises, Tenant may terminate this Lease by notice to Landlord given within 30 days following the date upon which Tenant is given notice of such Taking. If Tenant so notifies Landlord, this Lease shall end and expire upon the 30th day following the giving of such notice. If a part of the Premises shall be so Taken and this Lease is not terminated in accordance with this Section 12.1 Landlord, without being required to spend more than it collects as an award, shall, subject to the provisions of any Mortgage or Superior Lease, restore that part of the Premises within 90 days not so Taken to a self-contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to such Taking, excluding Tenant’s Property and Above Building Standard Installations.

          (e) Apportionment of Rent. Upon any termination of this Lease pursuant to the provisions of this ARTICLE 12, Rent shall be apportioned as of, and shall be paid or refunded up to and including, the date of such termination.

          12.2 Awards. Upon any Taking, Landlord shall receive the entire award for any such Taking, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term or Tenant’s Alterations; and Tenant hereby assigns to Landlord all of its right in and to such award except as it relates to Tenant’s Property and Above Building Standard Installations as provided hereinbelow. Nothing contained in this

ARTICLE 12 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property or Above Building Standard Installations included in such Taking and for any moving expenses, provided any such award is in addition to, and does not result in a reduction of the award made to Landlord.

          12.3 Temporary Taking. If all or any part of the Premises is Taken temporarily during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay all Rent payable by Tenant without reduction or abatement and to perform all of its other obligations under this Lease, except to the extent prevented from doing so by the condemning authority, and Tenant shall be entitled to receive any award or payment from the condemning authority for such use, which shall be received, held and applied by Tenant as a trust fund for payment of the Rent falling due.

ARTICLE 13

ASSIGNMENT AND SUBLETTING

13.1 Consent Requirements.

          (a) No Transfers. Except as expressly set forth herein, Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation of law or otherwise, and shall not sublet, or permit, or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Landlord’s prior consent in each instance, which consent shall not be unreasonably withheld or delayed. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this ARTICLE 13 shall be void and shall constitute an Event of Default.

          (b) Collection of Rent. If, without Landlord’s consent, this Lease is assigned, or any part of the Premises is sublet or occupied by anyone other than Tenant or this Lease is encumbered (by operation of law or otherwise), Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved. No such collection shall be deemed a waiver of the provisions of this ARTICLE 13, an acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s covenants hereunder, and in all cases Tenant shall remain fully liable for its obligations under this Lease.

          (c) Further Assignment/Subletting. Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s consent to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others.

          13.2 Tenant’s Notice. If Tenant desires to assign this Lease or sublet all or any portion of the Premises, Tenant shall give notice thereof to Landlord, which shall be accompanied by (a) with respect to an assignment of this Lease, the date Tenant desires the assignment to be effective, and (b) with respect to a sublet of all or a part of the Premises, a description of the portion of the Premises to be sublet, the commencement date of such sublease and the rent per rentable square foot Tenant will ask for such portion of the Premises (“Tenant’s Asking Rate”). Except with respect to a sublet to a Related Entity, such notice shall be deemed an offer from Tenant to Landlord of the right, at Landlord’s option, if the proposed transaction is an assignment of this Lease, to terminate this Lease, or if the proposed transaction is a subletting of 50% or more of the rentable square footage of the Premises and for the Term of the Lease, to terminate this Lease with respect to the proposed sublet portion of the Premises. Such option may be exercised by notice from Landlord to Tenant within 30 days after delivery of Tenant’s notice. If Landlord exercises its option to terminate all or a portion of this Lease, as the case may be, (w) this Lease shall end and expire with respect to all or a portion of the Premises, as the case may be, on the date that such assignment or sublease was to commence, (x) Rent shall be apportioned, paid or refunded as of such date, (y) Tenant, upon Landlord’s request, shall enter into an amendment of this Lease ratifying and confirming such total or partial termination, and setting forth any appropriate modifications to the terms and provisions hereof, and (z) Landlord shall be free to lease the Premises (or any part thereof) to Tenant’s prospective assignee or subtenant. Tenant shall pay all costs to make the Partial Space a self-contained rental unit and to install any required Building corridors. Should Landlord notify Tenant of its intent to terminate as set forth hereinabove, then Tenant shall have the right to rescind the proposed transaction.

          13.3 Conditions to Assignment/Subletting.

          (a) If Landlord does not exercise its termination option provided under Section 13.2, and provided no Event of Default then exists. Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld or delayed. Such consent shall be granted or denied within 30 days after delivery to Landlord of (x) a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant (“Transferee”), the nature of its business and its proposed use of the Premises, (y) current financial information with respect to the Transferee, including its most recent financial statements, and (z) any other information Landlord may reasonably request, provided that:

                    (i) in Landlord’s reasonable judgment, the Transferee is engaged in a business or activity, and the Premises will be used in a manner, which (A) is in keeping with the then standards of the Building, (B) is for the Permitted Uses, and (C) does not violate any restrictions set forth in this Lease, any Mortgage or Superior Lease or any negative covenant as to use of the Premises required by any other lease in the Building;

(ii) the Transferee is reputable with sufficient financial means to perform all of its obligations under this Lease or the sublease, as the case may be;

(iii) [INTENTIONALLY OMITTED];

(iv) [INTENTIONALLY OMITTED];

(v) [INTENTIONALLY OMITTED];

(vi) [INTENTIONALLY OMITTED];

                    (vii) Tenant shall, upon demand, reimburse Landlord for all reasonable expenses incurred by Landlord in connection with such assignment or sublease, including any investigations as to the acceptability of the Transferee and all legal costs reasonably incurred in connection with the granting of any requested consent;

(viii) [INTENTIONALLY OMITTED]; and

                    (ix) the Transferee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the Transferee agrees to waive such diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the County of Cook and State of Illinois.

(b) With respect to each and every subletting and/or assignment approved by Landlord under the provisions of this Lease:

(i) the form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord;

(ii) no sublease shall be for a term ending later than one day prior to the Expiration Date;

                    (iii) no Transferee shall take possession of any part of the Premises, until an executed counterpart of such sublease or assignment has been delivered to Landlord and approved by Landlord as provided in Section 13.3(a);

                    (iv) if an Event of Default occurs prior to the effective date of such assignment or subletting, then Landlord’s consent thereto, if previously granted, shall be immediately deemed revoked without further notice to Tenant, and if such assignment or subletting would have been permitted without Landlord’s consent pursuant to Section 13.7, such permission shall be void and without force and effect, and in either such case, any such assignment or subletting shall constitute a further Event of Default hereunder; and

                    (v) each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate; and Tenant and each Transferee shall be deemed to have agreed that upon the occurrence and during the continuation of an Event of Default hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect and such Transferee shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset or defense not expressly provided in such sublease, which theretofore accrued to such Transferee against Tenant, (C) bound by any previous modification of such sublease not consented to by Landlord or by any prepayment of more than one month’s rent, (D) bound to return such Transferee’s security deposit, if any, except to the extent Landlord shall receive actual possession of such deposit and such Transferee shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (E) obligated to make any payment to or on behalf of such Transferee, or to perform any work in the subleased space or the Building, or in any way to prepare the subleased space for occupancy, beyond Landlord’s obligations under this Lease. The provisions of this Section 13.3(b)(v) shall be self-operative, and no further instrument shall be required to give effect to this provision, provided that the Transferee shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment.

          13.4 Binding on Tenant; Indemnification of Landlord. Notwithstanding any assignment or subletting or any acceptance of rent by Landlord from any Transferee. Tenant shall remain fully liable for the payment of all Rent due and for the performance of all the covenants, terms and conditions contained in this Lease on Tenant’s part to be observed and performed, and any default under any term, covenant or condition of this Lease by any Transferee or anyone claiming under or through any Transferee shall be deemed to be a default under this Lease by Tenant. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all Losses resulting from any claims that may be made against Landlord by the Transferee or anyone claiming under or through any Transferee or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under this ARTICLE 13.

          13.5 Tenant’s Failure to Complete. If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within 90 days after the giving of such consent or the amount of space subject to such sublease varies by more than 10% from that specified in the notice given by Tenant to Landlord pursuant to Section 13.2, or the net effective rent payable under such sublease is less than 95% of Tenant’s Asking Rate, then Tenant shall again comply with all of the provisions and conditions of Sections 13.2, 13.3 and 13.4 before assigning this Lease or subletting all or part of the Premises.

          13.6 Profits. If Tenant enters into any assignment or sublease permitted hereunder or consented to by Landlord, Tenant shall, within 60 days of Landlord’s consent to such assignment or sublease, deliver to Landlord a list of Tenant’s reasonable third-party brokerage fees, legal fees and architectural fees paid or to be paid in connection with such transaction and any actual costs incurred by Tenant in separately demising the subleased space (collectively, “Transaction Costs”), together with a list of all of Tenant’s Property to be transferred to such Transferee, Tenant shall deliver to Landlord evidence of the payment of such Transaction Costs promptly after the same are paid. In consideration of such assignment or subletting, Tenant shall pay to Landlord:

          (a) In the case of an assignment, on the effective date of the assignment, 50% of all sums and other consideration paid to Tenant by the Transferee for or by reason of such assignment (including sums paid for the sale or rental of Tenant’s Property, less, the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the Transaction Costs; or

          (b) In the case of a sublease, 50% of any consideration payable under the sublease to Tenant by the Transferee which exceeds on a per square foot basis the Fixed Rent and Additional Rent accruing during the term of the sublease in respect of the subleased space (together with any sums paid for the sale or rental of Tenant’s Property, less, the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the Transaction Costs. The sums payable under this clause shall be paid by Tenant to Landlord monthly as and when paid by the subtenant to Tenant commencing at such time as Tenant has first recovered all of Tenant’s Costs.

          13.7 Transfers.

          (a) Related Entities. If Tenant is a legal entity, the transfer (by one or more transfers) of a majority of the stock or other beneficial ownership interest in Tenant (collectively “Ownership Interests”) shall be deemed a voluntary assignment of this Lease; provided, however, that the provisions of this ARTICLE 13 shall not apply to the transfer of Ownership Interests in Tenant if and so long as Tenant, after such transfer, has a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on an interdealer quotation system of a registered national securities association or (iii) held of record by 500 or more stockholders. Notwithstanding the above, if there is a transfer of Ownership Interests in Tenant and Tenant only qualifies for the exemption from ARTICLE 13 under subpart (iii) above, then in addition to being held of record by 500 or more stockholders, Tenant must also have a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant immediately prior to such transfer of Ownership Interests in order to be exempt from the provisions of ARTICLE 13 with respect to such transfer. Tenant may also, upon prior notice to Landlord, permit any business entity which controls, is controlled by, or is under common control with the original Tenant (a “Related Entity”) to sublet all or part of the Premises for any Permitted Use, provided the Related Entity is in Landlord’s reasonable judgment of a character and engaged in a business which is in keeping with the standards for the Building and for so long as such entity remains a Related Entity. Such sublease shall not be deemed to vest in any such Related Entity any right or interest in this Lease nor shall it relieve, release, impair or discharge any of Tenant’s obligations hereunder. For the purposes hereof, “control” shall be deemed to mean ownership of not less than 50% of all of the Ownership Interests of such corporation or other business entity. Notwithstanding the foregoing, Tenant shall have no right to assign this Lease or sublease all or any portion of the Premises without Landlord’s consent pursuant to this Section 13.7 if Tenant is not the initial Tenant herein named or its Related Entity or a person or entity who acquired Tenant’s interest in this Lease in a transaction approved by Landlord.

          (b) Applicability. The limitations set forth in this Section 13.7 shall apply to Transferee(s) and guarantor(s) of this Lease, if any, and any transfer by any such entity in violation of this Section 13.7 shall be a transfer in violation of Section 13.1.

(c) Modifications, Takeover Agreements. Any modification, amendment or extension of a sublease and/or any other agreement by which a landlord of a building other than the Building agrees to assume the obligations of Tenant under this Lease shall be deemed a sublease for the purposes of Section 13.1 hereof.

          13.8 Assumption of Obligations. No assignment or transfer shall be effective unless and until the Transferee executes, acknowledges and delivers to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee (a) assumes Tenant’s obligations under this Lease and (b) agrees that, notwithstanding such assignment or transfer, the provisions of Section 13.1 hereof shall be binding upon it in respect of all future assignments and transfers.

          13.9 Tenant’s Liability. The joint and several liability of Tenant and any successors-in-interest of Tenant and the due performance of Tenant’s obligations under this Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord, extending the time, or modifying any of the terms and provisions of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord, to enforce any of the terms and provisions of this Lease.

          13.10 Listings in Building Directory. The listing of any name other than that of Tenant on the doors of the Premises, the Building directory or elsewhere shall not vest any right or interest in this Lease or in the Premises, nor be deemed to constitute Landlord’s consent to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege revocable in Landlord’s discretion by notice to Tenant.

          13.11 Lease Disaffirmance or Rejection. If at any time after an assignment by Tenant named herein, this Lease is not affirmed or is rejected in any bankruptcy proceeding or any similar proceeding, or upon a termination of this Lease due to any such proceeding, Tenant named herein, upon request of Landlord given after such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (a) pay to Landlord all Rent and other charges due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (b) as “tenant,” enter into a new lease of the Premises with Landlord for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, at the same Rent and upon the then executory terms, covenants and conditions contained in this Lease, except that (i) the rights of Tenant named herein under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any persons claiming through or under such assignee or by virtue of any statute or of any order of any court, (ii) such new lease shall require all defaults existing under this Lease to be cured by Tenant named herein with due diligence, and (iii) such new lease shall require Tenant named herein to pay all Rent which, had this Lease not been so disaffirmed, rejected or terminated, would have become due under the provisions of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If Tenant named herein defaults in its obligations to enter into such new lease for a period of 10 days after Landlord’s request, then, in addition to all other rights and remedies by reason of default, either at law or in equity. Landlord shall have the same rights and remedies against Tenant named herein as if it had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant’s default thereunder.

ARTICLE 14

ACCESS TO PREMISES

          14.1 Landlord’s Access.

          (a) Landlord, Landlord’s agents and utility service providers servicing the Building may erect, use and maintain concealed ducts, pipes and conduits in and through the Premises provided such use does not cause the usable area of the Premises to be reduced beyond a de minimis amount. Landlord shall promptly repair any damage to the Premises caused by any work performed pursuant to this ARTICLE 14.

          (b) Landlord, any Lessor or Mortgagee and any other party designated by Landlord and their respective agents shall have the right to enter the Premises at all reasonable times, upon reasonable notice (which notice may be oral) except in the case of emergency, to examine the Premises, to show the Premises to prospective purchasers, Mortgagees, Lessors or tenants and their respective agents and representatives or others and to perform Restorative Work to the Premises or the Building.

          (c) All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises, all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, mail chutes, conduits and other mechanical facilities, Building Systems; Building facilities and Common Areas are not part of the Premises, and Landlord shall have the use thereof and access thereto through the Premises for the purposes of Building operation, maintenance, alteration and repair.

          14.2 Building Name. Landlord has the right at any time to change the name, number or designation by which the Building is commonly known. Landlord will use good faith efforts to provide Tenant with notice of any such change at least six (6) months prior to the effective date. Provided that at the time of the proposed name change (i) no Event of Default has occurred and is then continuing, (ii) Tenant originally named herein or its Related Entity occupies and has been continuously operating in the entire Premises throughout the Term and (iii) Tenant originally named herein or its Related Entity leases at least 38,000 rentable square feet of space in the Building. Landlord shall not change the name of the Building to the name of any of the following entities: Zale Corporation and all of its affiliated or related entities (including, but not limited Bailey Banks and Biddle and Gordon Jewelers), Signet PLC and all of its affiliated or related entities (including, but not limited to Sterling Jewelers and Kay Jewelers), Rogers & Hollands Jewelers. Helzberg Diamonds and Ultra Diamonds.

          14.3 Light and Air. If at any time any windows of the Premises are temporarily darkened or covered over by reason of any Restorative Work, any of such windows are permanently darkened or covered over due to any Requirement or there is otherwise a diminution of light, air or view by another structure which may hereafter be erected (whether or not by

Landlord), Landlord shall not be liable for any damages and Tenant shall not be entitled to any compensation or abatement of any Rent, nor shall the same release Tenant from its obligations hereunder or constitute an actual or constructive eviction.

          14.4 Tenant’s Security Requirements. Landlord acknowledges that Tenant has advised Landlord that Tenant’s business at the Premises involves sensitive information, inventory and operations and that Tenant has security requirements to protect such information, inventory and operations. Landlord and any person entering the Premises with, at the direction of or under the authority of Landlord shall, subject to Tenant’s compliance with its obligations pursuant to this Section 14.4, follow Tenant’s commercially reasonable security requirements, which include the requirement that all persons entering the Premises be attended by a representative of Tenant. Tenant shall make a representative available upon reasonable prior telephone notice by Landlord. Tenant acknowledges that to the extent Tenant does not facilitate Landlord’s access to the Premises or certain portions thereof, Landlord shall be absolved from the obligation to perform any services within such portion of the Premises including cleaning services and upon such absolution, Landlord shall modify Operating Expenses for the Office Premises to exclude any fees for cleaning or other Building services that Landlord shall no longer provide to Tenant. In the event of an emergency that could cause damage to health, safety or property Landlord shall use good faith efforts to follow Tenant’s security requirements and in such event Landlord will be required to give only such notice that it in good faith believes is feasible under the circumstances and need not wait to be accompanied by Tenant or its employees or representatives (although these parties may still accompany Landlord if they are available and wish to do so).

ARTICLE 15

DEFAULT

          15.1 Tenant’s Defaults. Each of the following events shall be an “Event of Default” hereunder:

          (a) Tenant fails to pay when due any installment of Rent and such default shall continue for five (5) days after notice of such default is given to Tenant (which notice may be in the form of an Illinois Statutory 5-day notice utilized in Forcible Entry and Detainer Proceedings), except that if Landlord shall have given two such notices of default in the payment of any Rent in any 12-month period, Tenant shall not be entitled to any further notice of its delinquency in the payment of any Rent or an extended period in which to make payment until such time as 12 consecutive months shall have elapsed without Tenant having failed to make any such payment when due, and the occurrence of any default in the payment of any Rent within such 12-month period after the giving of 2 such notices shall constitute an Event of Default; or

          (b) Tenant fails to observe or perform any other term, covenant or condition of this Lease and such failure continues for more than 30 days (10 days with respect to a default under ARTICLE 3) after notice by Landlord to Tenant of such default, or if such default (other than a default under ARTICLE 3) is of a nature that it cannot be completely remedied within 30 days, failure by Tenant to commence to remedy such failure within said 30 days, and thereafter diligently prosecute to completion all steps necessary to remedy such default, provided in all events the same is completed within 90 days or as soon thereafter as is commercially practicable unless Tenant’s failure to cure such default within such 90-day period would constitute a default under any Mortgage or Superior Lease; or

          (c) if Landlord applies or retains any part of the security held by it hereunder, and Tenant fails to deposit with Landlord the amount so applied or retained by Landlord, or to provide Landlord with a replacement Letter of Credit (as hereinafter defined), if applicable, within 5 days after notice by Landlord to Tenant stating the amount applied or retained;

          (d) Tenant files a voluntary petition in bankruptcy or insolvency, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or makes an assignment for the benefit of creditors or seeks or consents to or acquiesces in the appointment of any trustee, receiver, liquidator or other similar official for Tenant or for all or any part of Tenant’s property; or

          (e) A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a trustee, receiver or liquidator of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within 60 days from the date of entry thereof.

          Upon the occurrence of any one or more of such Events of Default, Landlord may, at its sole option, give to Tenant notice of cancellation of this Lease (or of Tenant’s possession of the Premises), in which event this Lease and the Term (or Tenant’s possession of the Premises) shall terminate (whether or not the Term shall have commenced) with the same force and effect as if the date set forth in the notice was the Expiration Date stated herein; and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable for damages as provided in this ARTICLE 15. Any notice of cancellation of the Term (or Tenant’s possession of the Premises) may be given simultaneously with any notice of default given to Tenant.

          15.2 Landlord’s Remedies.

(a) Possession/Reletting. If this Lease and the Term, or Tenant’s right to possession of the Premises, terminates as provided in Section 15.1:

                    (i) Surrender of Possession. Tenant shall quit and surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such termination, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or otherwise in accordance with applicable legal proceedings (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other persons from the Premises and remove any and all of their property and effects from the Premises.

                    (ii) Landlord’s Reletting. Landlord, at Landlord’s option, may relet all or any part of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for any term ending before, on or after the Expiration Date, at such rental and upon such other conditions (which may include concessions and free rent periods) as Landlord, in its sole discretion, may determine. Landlord shall have no obligation to accept any tenant offered by Tenant and shall not be liable for failure to relet or, in the event of any such reletting, for failure to collect any rent due upon any such reletting; and no such failure shall relieve Tenant of, or otherwise affect, any liability under this Lease. However, to the extent required by law, Landlord shall use reasonable efforts to mitigate its damages but shall not be required to divert prospective tenants from any other portions of the Building or to elect any available remedy. Landlord, at Landlord’s option, may make such alterations, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

          (b) Tenant’s Waiver. Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, hereby waives all rights which Tenant and all such persons might otherwise have under any Requirement (i) to the service of any notice of intention to re-enter or to institute legal proceedings, (ii) to redeem, or to re-enter or repossess, by applicable legal proceedings, the Premises, or (iii) to restore the operation of this Lease, after (A) Tenant shall have been dispossessed by judgment or by warrant of any court or judge, (B) any re-entry by Landlord, or (C) any expiration or early termination of the term of this Lease, whether such dispossession, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.

          (c) Tenant’s Breach. Upon the breach or threatened breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right, by applicable legal proceedings, to enjoin such breach and to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The rights to invoke the remedies set forth above are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

(d) Legal Proceedings. Notwithstanding anything contained herein to the contrary, Landlord may only dispossess Tenant of the Premises by applicable legal proceedings.

          15.3 Landlord’s Damages.

(a) Amount of Damages. If this Lease and the Term, or Tenant’s right to possession of the Premises, terminates as provided in Section 15.1, then:

(i) Tenant shall pay to Landlord all items of Rent payable under this Lease by Tenant to Landlord prior to the date of termination;

                    (ii) Landlord may draw upon the Letter of Credit for any monies, subject to the provisions of ARTICLE 27 of this Lease, and/or retain all monies, if any, paid by Tenant to Landlord, whether as prepaid Rent, a security deposit, any unused cash proceeds of a Letter of Credit or otherwise, which monies, to the extent not otherwise applied to amounts due and owing to Landlord, shall be credited by Landlord against any damages payable by Tenant to Landlord;

                    (iii) Tenant shall pay to Landlord, in monthly installments, on the days specified in this Lease for payment of installments of Fixed Rent, any Deficiency; it being understood that Landlord shall be entitled to recover the Deficiency from Tenant each month as the same shall arise, and no suit to collect the amount of the Deficiency for any month, shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and

                    (iv) whether or not Landlord shall have collected any monthly Deficiency, Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency and as liquidated and agreed final damages, a sum equal to the amount by which the Rent for the period which otherwise would have constituted the unexpired portion of the Term (assuming the Additional Rent during such period to be the same as was payable for the year immediately preceding such termination or re-entry, increased in each succeeding year by 4% (on a compounded basis)) exceeds the then fair and reasonable rental value of the Premises, for the same period (with both amounts being discounted to present value at a rate of interest equal to 2% below the then Base Rate) less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of Section 15.3(a)(iii) for the same period. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

          (b) Reletting. If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 15.3. Tenant shall not be entitled to any rents collected or payable under any reletting, whether or not such rents exceeds the Fixed Rent reserved in this Lease. Nothing contained in ARTICLE 15 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any Requirement, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 15.3.

          15.4 Interest. If any payment of Rent is not paid when due, interest shall accrue on such payment, from the date such payment became due until paid at the Interest Rate. Tenant acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by a Mortgage covering the Premises. Therefore, in addition to interest, if any amount is not paid when due, a late charge equal to 5% of such amount shall be assessed; provided, however, that on 2 occasions during any calendar year of the Term, Landlord shall give Tenant notice of such late payment and Tenant shall have a period of 5 days thereafter in which to make such payment before any late charge is assessed. Such interest and late charges are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any of Landlord’s rights or remedies under any other provision of this Lease.

          15.5 Other Rights of Landlord. If Tenant fails to pay any Additional Rent when due, Landlord, in addition to any other right or remedy, shall have the same rights and remedies as in the case of a default by Tenant in the payment of Fixed Rent. If Tenant is in arrears in the payment of Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items Landlord sees fit, regardless of any request by Tenant. Landlord reserves the right, without liability to Tenant and without constituting any claim of constructive eviction, to suspend furnishing or rendering to Tenant supplemental or overtime property, material, labor, utility or other nonessential service, whenever Landlord is obligated to furnish or render the same at the expense of Tenant, in the event that (but only for so long as) Tenant is in arrears in paying Landlord for such items for more than 5 days after notice from Landlord to Tenant demanding the payment of such arrears.

ARTICLE 16

LANDLORD’S RIGHT TO CURE; FEES AND EXPENSES

          If Tenant defaults in the performance of its obligations under this Lease, Landlord, without waiving such default, may perform such obligations at Tenant’s expense: (a) immediately, and without notice, in the case of emergency or if the default (i) materially interferes with the use by any other tenant of the Building, (ii) materially interferes with the efficient operation of the Building, (iii) results in a violation of any Requirement, or (iv) results or will result in a cancellation of any insurance policy maintained by Landlord, and (b) in any other case if such default continues after 10 days from the date Landlord gives notice of Landlord’s intention to perform the defaulted obligation. All costs and expenses incurred by Landlord in connection with any such performance by it and all costs and expenses, including reasonable counsel fees and disbursements, incurred by Landlord in any action or proceeding (including any unlawful detainer proceeding) brought by Landlord or in which Landlord is a party to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises, shall be paid by Tenant to Landlord on demand, with interest thereon at the Interest

Rate from the date incurred by Landlord. Except as expressly provided to the contrary in this Lease, all costs and expenses which, pursuant to this Lease are incurred by Landlord and payable to Landlord by Tenant, and all charges, amounts and sums payable to Landlord by Tenant for any property, material, labor, utility or other services which, pursuant to this Lease or at the request and for the account of Tenant, are provided, furnished or rendered by Landlord, shall become due and payable by Tenant to Landlord within 10 Business Days after receipt of Landlord’s invoice for such amount.

ARTICLE 17

NO REPRESENTATIONS BY LANDLORD; LANDLORD’S APPROVAL

          17.1 No Representations. Except as expressly set forth herein, Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to the Building, the Real Property or the Premises and no rights, easements or licenses are acquired by Tenant by implication or otherwise. Tenant is entering into this Lease after full investigation and is not relying upon any statement or representation made by Landlord not embodied in this Lease.

          17.2 No Money Damages. Wherever in this Lease Landlord’s consent or approval is required, Landlord hereby acknowledges its duty to act in each such case consistent with a covenant of good faith and fair dealing (but Landlord shall not otherwise be subject to a “reasonableness” standard where Landlord has reserved its right to act in its sole discretion). If Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld. Tenant shall not make, and Tenant hereby waives, any claim for money damages (including any claim by way of set-off, counterclaim or defense) based upon Tenant’s claim or assertion that Landlord unreasonably withheld or delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment. In no event shall Landlord be liable for, and Tenant, on behalf of itself and all other Tenant Parties, hereby waives any claim for, any indirect, consequential or punitive damages, including loss or profits or business opportunity, arising under or in connection with this Lease. Notwithstanding the foregoing. Tenant’s waiver set forth in the second sentence of this Section 17.2 shall not apply to any final non-appealable judgment that Tenant obtains from a court of competent jurisdiction that Landlord acted in bad faith in making its determination to withhold its consent or approval.

          17.3 Reasonable Efforts. For purposes of this Lease, “reasonable efforts” by Landlord shall not include an obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever.

ARTICLE I8

END OF TERM

          18.1 Expiration. Upon the expiration or other termination of this Lease. Tenant shall quit and surrender the Premises to Landlord vacant, broom clean and in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all of Tenant’s Property and Tenant’s Specialty Alterations.

          18.2 Holdover Rent. Landlord and Tenant recognize that Landlord’s damages resulting from Tenant’s failure to timely surrender possession of the Premises may be substantial, may exceed the amount of the Rent payable hereunder, and will be impossible to accurately measure. Accordingly, if possession of the Premises is not surrendered to Landlord on the Expiration Date or sooner termination of this Lease, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall (a) pay to Landlord for each month (or any portion thereof) during which Tenant holds over in the Premises after the Expiration Date or sooner termination of this Lease, for the first two (2) months of any such holdover, a sum equal to 150% of the Rent payable under this Lease for the last full calendar month of the Term, and, thereafter, at 200% of such Rent, (b) be liable to Landlord for (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant, and (c) indemnify Landlord against all claims for damages by any New Tenant. Upon Tenant’s written request to Landlord. Landlord shall promptly advise Tenant in writing if as of the date of Landlord’s written response, there is a New Tenant for the Premises. No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of this Lease shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 18.2.

ARTICLE 19

QUIET ENJOYMENT

          Provided this Lease is in full force and effect and no Event of Default then exists. Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the terms and conditions of this Lease and to all Superior Leases and Mortgages.

ARTICLE 20

NO SURRENDER; NO WAIVER

          20.1 No Surrender or Release. No act or thing done by Landlord or Landlord’s agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing and is signed by Landlord.

          20.2 No Waiver. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations, shall not be construed as a waiver or relinquishment for the future performance of such obligations of this Lease or the Rules and Regulations, or of the right to exercise such election but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of any Rent payable pursuant to this Lease or any other sums with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than a payment on account of the earliest stipulated Rent, or as Landlord may elect to apply such payment, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

ARTICLE 21

WAIVER OF TRIAL BY JURY; COUNTERCLAIM

          21.1 Jury Trial Waiver. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTERS IN ANY WAY ARISING OUT OF OR CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE.

          21.2 Waiver of Counterclaim. If Landlord commences any summary proceeding against Tenant. Tenant will not interpose any counterclaim of any nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.

ARTICLE 22

NOTICES

          Except as otherwise expressly provided in this Lease, all consents, notices, demands, requests, approvals or other communications given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (provided a signed receipt is obtained) or if sent by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, addressed to Landlord and Tenant as set forth in ARTICLE 1, and to any Mortgagee or Lessor who shall require copies of notices and whose address is provided to Tenant, or to such other address(es) as Landlord, Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this ARTICLE 22. Any such approval, consent, notice, demand, request or other communication shall be deemed to have been given on the date of receipted delivery, refusal to accept delivery or when delivery is first attempted but cannot be made due to a change of address for which no notice is given or 3 Business Days after it shall have been mailed as provided in this ARTICLE 22, whichever is earlier.

ARTICLE 23

RULES AND REGULATIONS

          All Tenant Parties shall observe and comply with the Rules and Regulations, as supplemented or amended from time to time. Landlord reserves the right, from time to time, to adopt additional reasonable Rules and Regulations and to amend the Rules and Regulations then in effect. Nothing contained in this Lease shall impose upon Landlord any obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other Building tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees, provided that Landlord shall enforce the Rules or Regulations against Tenant in a non-discriminatory fashion.

ARTICLE 24

BROKER

          Landlord has retained Landlord’s Agent as leasing agent in connection with this Lease and Landlord will be solely responsible for any fee that may be payable to Landlord’s Agent. Landlord agrees to pay a commission to Tenant’s Broker pursuant to a separate agreement. Each of Landlord and Tenant represents and warrants to the other that neither it nor its agents have dealt with any broker in connection with this Lease other than Landlord’s Agent and Tenant’s Broker. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all Losses which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Landlord’s Agent and Tenant’s Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, and/or the above representation being false.

ARTICLE 25

INDEMNITY

          25.1 Tenant’s Indemnity. Tenant shall not do or permit to be done any act or thing upon the Premises or the Building which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any Requirement, and shall exercise such control over the Premises as to fully protect Landlord against any such liability. Tenant shall indemnify, defend, protect and hold harmless each of the Indemnitees from and against any and all Losses, resulting from any claims (a) against the Indemnitees arising from any act, omission or negligence of (i) any Tenant Party or (ii) both Landlord and Tenant, provided, however, that Tenant’s liability hereunder with respect to matters judicially determined to have arisen out of the negligence of Landlord, which determination shall not be subject to appeal, shall be limited to the amount of insurance coverage carried by Tenant pursuant to ARTICLE 11, (b) against the Indemnitees arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring in or about the Premises, except to the extent that any such accident, injury or damage results from the gross negligence or willful misconduct of Landlord or its contractors, agents or employees, and (c) against the Indemnitees resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Tenant to be fulfilled, kept, observed or performed.

          25.2 Landlord’s Indemnity. Landlord shall indemnify, defend and hold harmless Tenant from and against all Losses incurred by Tenant (a) arising from any accident, injury or damage whatsoever caused to any person or the property of any person in the Common Areas and with respect to claims for personal injury, the Premises, to the extent attributable to the gross negligence or willful misconduct of Landlord or its employees, agents or contractors and (b) from any uncured default by Landlord hereunder.

          25.3 Defense and Settlement.

          (a) If any claim, action or proceeding is made or brought against any Indemnitee, for which Tenant’s indemnity obligations in Section 25.1 apply, then upon demand by an Indemnitee, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Indemnitee’s name (if necessary), by attorneys approved by the Indemnitee, which approval shall not be unreasonably withheld (attorneys for Tenant’s insurer shall be deemed approved for purposes of this Section 25.3(a)). Notwithstanding the foregoing, an Indemnitee may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability in excess of the amount available under Tenant’s liability insurance carried under Section 11.1 for such claim and Tenant shall pay the reasonable fees and disbursements of such attorneys. If Tenant fails to diligently defend or if there is a legal conflict or other conflict of interest, then Landlord may retain separate counsel at Tenant’s expense. Notwithstanding anything herein contained to the contrary. Tenant may direct the Indemnitee to settle any claim, suit or other proceeding provided that (a) such settlement shall involve no obligation on the part of the Indemnitee other than the payment of money, (b) any payments to be made pursuant to such settlement shall be paid in full exclusively by Tenant at the time such settlement is reached, (c) such settlement shall not require the Indemnitee to admit any liability, and (d) the Indemnitee shall have received an unconditional release from the other parties to such claim, suit or other proceeding.

          (b) If any claim, action or proceeding is made or brought against Tenant, then upon demand by Tenant for which Landlord’s indemnity obligations in Section 25.2 apply, Landlord, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Tenant’s name (if necessary), by attorneys approved by Tenant, which approval shall not be unreasonably withheld (attorneys for Landlord’s insurer shall be deemed approved for purposes of this Section 25.3(b)). Notwithstanding the foregoing, Tenant may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability in excess of the amount available under Landlord’s liability insurance carried under Section 11.2 for such claim and Landlord shall pay the reasonable fees and disbursements of such attorneys. If Landlord fails to diligently defend or if there is a legal conflict or other conflict of interest, then Tenant may retain separate counsel at Landlord’s expense. Notwithstanding anything herein contained to the contrary, Landlord may direct Tenant to settle any claim, suit or other proceeding provided that (a) such settlement shall involve no obligation on the part of Tenant other than the payment of money, (b) any payments to be made pursuant to such settlement shall be paid in full exclusively by Landlord at the time such settlement is reached, (c) such settlement shall not require Tenant to admit any liability, and (d) Tenant shall have received an unconditional release from the other parties to such claim, suit or other proceeding.

ARTICLE 26

MISCELLANEOUS

          26.1 Delivery. This Lease shall not be binding upon Landlord or Tenant unless and until Landlord and Tenant shall have mutually executed and delivered a fully executed copy of this Lease to each other.

          26.2 Transfer of Real Property. Landlord’s obligations under this Lease shall not be binding upon the Landlord named herein after the sale, conveyance, assignment or transfer (collectively, a “Transfer”) by such Landlord (or upon any subsequent landlord after the Transfer by such subsequent landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such Transfer, Landlord (and any such subsequent Landlord) shall be entirely freed and relieved of all covenants and obligations of Landlord hereunder arising from and after the date of Transfer and the transferee of Landlord’s interest (or that of such subsequent Landlord) in the Building or the Real Property, as the case may be, shall be deemed to have assumed all obligations under this Lease arising from and after the date of Transfer.

          26.3 Limitation on Liability. The liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Real Property and Tenant shall not look to any other property or assets of Landlord (or if Landlord is an Illinois Land Trust. Landlord’s beneficiary), or the property or assets of any direct or indirect partner, member, manager, shareholder, director, officer, principal, employee or agent of Landlord (or if Landlord is an Illinois Land Trust, Landlord’s beneficiary) (collectively, the “Landlord Parties”) in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations: and none of the Landlord Parties shall be personally liable for the performance of Landlord’s obligations under this Lease. No duty shall rest upon any Landlord which is a land trust to sequester the trust estate or the rents, issues, and profits arising therefrom, or the proceeds arising from any sale or other disposition thereof. If Landlord is an Illinois land trust this Lease is executed and delivered by the undersigned Landlord not in its own right, but solely in the exercise of the powers conferred upon it as such Trustee.

          26.4 Rent. All amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Tenant’s Tax Payment. Tenant’s

Operating Payment. Additional Rent or Rent, shall constitute rent for the purposes of Section 502(b)(6) of the United States Bankruptcy Code.

          26.5 Entire Document. This Lease (including any Schedules and Exhibits referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease. All of the Schedules and Exhibits attached hereto are incorporated in and made a part of this Lease, provided that in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Schedules and Exhibits hereto, the terms and provisions of this Lease shall control.

          26.6 Governing Law. This Lease shall be governed in all respects by the laws of the State of Illinois.

          26.7 Unenforceability. If any provision of this Lease, or its application to any Person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such provision to any other Person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

          26.8 Lease Disputes.

          (a) Tenant agrees that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the state courts of the State of Illinois, County of Cook or the United States District Court for the Northern District of Illinois (Eastern Division) and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Tenant agrees that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court.

          (b) To the extent that Tenant has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Tenant irrevocably waives such immunity in respect of its obligations under this Lease.

          26.9 Landlord’s Agent. Unless Landlord delivers written notice to Tenant to the contrary. Landlord’s Agent is authorized to act as Landlord’s agent in connection with the performance of this Lease, and Tenant shall be entitled to rely upon correspondence received from Landlord’s Agent. Tenant acknowledges that Landlord’s Agent is acting solely as agent for Landlord in connection with the foregoing; and neither Landlord’s Agent nor any of its direct or indirect partners, members, managers, officers, shareholders, directors, employees, principals, agents or representatives shall have any liability to Tenant in connection with the performance of this Lease, and Tenant waives any and all claims against any and all of such parties arising out of or in any way connected with, this Lease, the Building or the Real Property.

          26.10 Estoppel.

          (a) Within 7 days following request from Landlord, any Mortgagee or any Lessor. Tenant shall deliver to Landlord a statement executed and acknowledged by Tenant, in form reasonably satisfactory to Landlord, (a) stating the Commencement Date, the Rent Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the date to which the Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent and Additional, Rent then payable, (c) stating whether or not, to the best of Tenant’s knowledge, Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, (d) stating the amount of the security, if any, under this Lease, (e) stating whether there are any subleases or assignments affecting the Premises, (f) stating the address of Tenant to which all notices and communications under the Lease shall be sent, and (g) responding to any other matters reasonably requested by Landlord, such Mortgagee or such Lessor. Tenant acknowledges that any statement delivered pursuant to this Section 26.10 may be relied upon by any purchaser or owner of the Real Property or the Building, all or any portion of Landlord’s interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee, or assignee thereof or by any Lessor, or assignee thereof.

          (b) Within 7 days following request from Tenant, Landlord shall execute and deliver to Tenant an estoppel certificate in favor of Tenant and such other persons as Tenant shall request, setting forth the following: (a) a ratification of this Lease except as otherwise stated by Landlord to the contrary in the estoppel certificate; (b) the Commencement Date and Expiration Date; (c) that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended (except by such writing as shall be stated); (d) that all conditions under this Lease to be performed by Tenant have, to Landlord’s knowledge, been satisfied, or, in the alternative, those claimed by Landlord to be unsatisfied; (e) that, to Landlord’s knowledge, no defenses or offsets exist against the enforcement of this Lease by Landlord, or in the alternative, those claimed by Landlord; (f) that the amount of advance rent, if any (or none if such is the case), has been paid by Tenant; (g) the date to which Fixed Rent has been paid; (h) the amount of the Security Deposit (if any); and (i) such other information as Tenant may reasonably request.

          26.11 Certain Interpretational Rules. For purposes of this Lease, whenever the words “include”, “includes”, or “including” are used, they shall be deemed to be followed by the words “without limitation” and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question.

          The captions in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.

          26.12 Parties Bound. The terms, covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided in this Lease, to their respective legal representatives, successors, and assigns.

          26.13 Memorandum of Lease. This Lease shall not be recorded; however, at Landlord’s request, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to this Lease sufficient for recording and Landlord may record the memorandum. Within 10 days following the end of the Term, Tenant shall enter into such documentation as reasonably required by Landlord to remove the memorandum of record.

          26.14 Counterparts. This Lease may be executed in 2 or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

          26.15 Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to any Rent and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.

          26.16 Inability to Perform. This Lease and the obligation of Tenant to pay Rent and to perform all of the other covenants and agreements of Tenant hereunder shall not be affected, impaired or excused by any Unavoidable Delays. Landlord shall use reasonable efforts to promptly notify Tenant of any Unavoidable Delay which prevents Landlord from fulfilling any of its obligations under this Lease.

          26.17 Signage. Provided that no Event of Default or default that, with the giving of notice and/or the passage of time, shall constitute an Event of Default, exists, Tenant shall have the non-exclusive right to place Tenant’s Name on the existing monument signage located at the corner of Adams Street and Wacker Drive. Landlord shall install, maintain and repair Tenant’s Name at Tenant’s sole cost and expense. Landlord shall have the right to approve Tenant’s Name, including the size, color and style, which approval shall not be unreasonably withheld. Upon the expiration or early termination of this Lease, Landlord shall remove Tenant’s Name and repair any damage caused by such removal at Tenant’s sole cost and expense. For purposes of this Section 26.17. “Tenant Name” means Whitehall Jewellers, Inc. and any other legal name or trade name by which Tenant or its products may be known. As part of the Tenant Name. Tenant may include any logo commonly associated with Tenant or its products. At any time during the Term. Landlord reserves the right, at Landlord’s cost, in Landlord’s sole discretion, to alter, modify or replace the existing monument signage. In such event, Tenant’s Name may be temporarily removed from the existing monument signage and/or permanently installed on new monument signage through the remainder of the Term. There shall be no relief from any of Tenant’s obligations under this Lease, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from the temporary removal of Tenant’s Name from the monument signage. To the extent reasonably possible, all such alterations, modifications or replacements undertaken by or on behalf of Landlord shall be diligently prosecuted to completion.

ARTICLE 27

LETTER OF CREDIT

          27.1 Form of Letter of Credit; Letter of Credit Amount. Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any breach or default by Tenant under this Lease, an irrevocable and unconditional negotiable standby letter of credit (the “Letter of Credit”), in the form attached hereto as Exhibit J and containing the terms required herein, payable in the City of Chicago, Illinois, running in favor of Landlord and issued by a solvent, nationally recognized bank with a long term rating of BBB or higher, or a national banking association, in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Letter of Credit Amount”). The Letter of Credit shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect for the period from the Commencement Date and continuing until the date (the “LC Expiration Date”) that is sixty (60) days after the expiration of the Initial Expiration Date, and Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least ninety (90) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision) International Chamber of Commerce Publication #500. The form and terms of the Letter of Credit and the bank issuing the same (the “Bank”) shall be acceptable to Landlord, in Landlord’s sole discretion. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit in accordance with Section 27.4 below. The Letter of Credit will be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the Letter of Credit.

          27.2 Transfer of Letter of Credit by Landlord. The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to another party, person or entity, pursuant to a sale, syndication, financing, mortgaging or hypothetication of Landlord’s interest in the Building. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new owner of the Building. In connection with any such transfer of the Letter of Credit by Landlord. Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

          27.3 Maintenance of Letter of Credit by Tenant. If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within five (5) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this ARTICLE 27, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Section 15.1 of this Lease, the same shall constitute an incurable Event of Default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than ninety (90) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this ARTICLE 27, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this ARTICLE 27, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant within thirty (30) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

          27.4 Landlord’s Right to Draw Upon Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of any breach or default on the part of Tenant under this Lease. If (1) a liquidated amount is due to Landlord under the terms and conditions of this Lease, or (2) Tenant shall breach any monetary provision of this Lease or any provision where Landlord is required to spend money to cure a default, or (3) if Landlord otherwise incurs damage as a result of a default (collectively, subclauses (1), (2) and (3) are hereinafter referred to as the “Monetary Defaults”), or (4) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively,

“Bankruptcy Code”), or (5) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (6) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the LC Expiration Date (collectively, subclauses (4), (5) and (6) are hereinafter referred to as the “Non-Monetary Default(s)”). Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in full with respect to any Non-Monetary Defaults, and with respect to the Monetary Defaults, in the amount required to cure any such breach or default of Tenant and/or necessary to compensate Landlord for any and all damages of any kind or nature sustained. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (d) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

          27.5 Letter of Credit Not a Security Deposit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or any proceeds thereof be deemed to be or treated as a “security deposit”. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and any and all laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

          27.6 Potential Reduction of Letter of Credit.

          (a) Provided that (A) no Event of Default or default that, with the giving of notice and/or the passage of time, shall constitute an Event of Default, then exists and (B) no Event of Default described in Section 15.1(a) hereof has occurred on 3 or more occasions during the portion of the Term preceding such reduction date, Tenant shall be entitled to reduce the Letter of Credit in accordance with the schedule set forth in Section 27.4(b) below.

(b)
	Time Period	Letter of Credit

	Effective Date through December 31, 2007.	$1,500,000.00

	January 1, 2008 through December 31, 2008.	$1,250,000.00

	January 1, 2009 through the LC Expiration Date.	$1,000,000.00

          (c) Promptly following any potential reduction date. Tenant may provide written notice to Landlord of any such permitted reduction in the amount of the Letter of Credit, which notice shall additionally certify that Tenant is in compliance with all requirements of this Section 27.6, and from and after Landlord’s receipt of such notice and confirmation of Tenant’s compliance with such requirements, Tenant shall be authorized to deliver a substitute or amended Letter of Credit to Landlord satisfying the requirements set forth in Section 27.1 above and in the reduced amount as set forth in this Section, and Landlord shall exchange the prior Letter of Credit for the substitute Letter of Credit in cooperation with the Issuing Bank.

ARTICLE 28

TAX STATUS OF BENEFICIAL OWNER

          Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856 et seq. of the Code and that avoiding (a) the loss of such status, (b) the receipt of any income derived under any provision of this Lease that does not constitute “rents from real property” (in the case of real estate investment trusts), and (c) the imposition of income, penalty or similar taxes (each an “Adverse Event”) is of material concern to Landlord and such beneficial owners. In the event that this Lease or any document contemplated hereby could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to cooperate with Landlord in negotiating an amendment or modification thereof and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this ARTICLE shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in this Lease without regard to such amendment or modification. Without limiting any of Landlord’s other rights under this ARTICLE, Landlord may waive the receipt of any amount payable to Landlord hereunder and such waiver shall constitute an amendment or modification of this Lease with respect to such payment. Tenant expressly covenants and agrees not to enter into any sublease or assignment which provides for rental or other payment for such use, occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported sublease or assignment shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Premises.

ARTICLE 29

RENEWAL TERMS

29.1 Renewal Options.

          (a) Tenant shall have two (2) options (each a “Renewal Option”) to extend the Term with respect to the Office Premises only and/or the Premises for a period of five (5) years each, for a total of ten (10) years. Tenant shall not be entitled to extend the Term with respect to the Lower Level Premises only. The first Renewal Option shall be for a term (the “First Renewal Term”) commencing on the day immediately following the Initial Expiration Date and expiring on the fifth anniversary of the Initial Expiration Date (the “First Renewal Expiration Date”). The second Renewal Option shall be for a term (the “Second Renewal Term”) commencing on the day immediately following the First Renewal Expiration Date and expiring on the fifth (5th) anniversary of the First Renewal Expiration Date. Each such Renewal Option shall be exercised upon the terms and conditions contained herein. The term “Renewal Term” shall mean, individually, either the First Renewal Term or the Second Renewal Term and together shall mean the First Renewal Term and the Second Renewal Term.

          (b) In the event that Tenant exercises any Renewal Option with respect to the Office Premises only, Tenant shall surrender the Lower Level Premises pursuant to the terms of this Lease on the Initial Expiration Date or the First Renewal Expiration Date, as the case may be, and commencing on the first day of the First Renewal Term or the first day of the Second Renewal Term, as the case may be, (i) all rights and obligations of Tenant with respect to the Lower Level Premises shall terminate and be of no further force or effect (provided, however, that any of Tenant’s obligations under the Lease that survive the termination of the Lease shall continue to apply to the Lower Level Premises as provided therein), (ii) Tenant shall remain responsible for any Fixed Rent and Additional Rent payable with respect to the Lower Level Premises and attributable to any period up through and including the effective date of such surrender and (iii) the Lease shall continue unmodified and in full force and effect, except that thereafter (A) all references to the “Premises” under the Lease shall refer to the Premises less and except the Lower Level Premises and (B) the Agreed Area of the Premises shall be reduced to the Agreed Area of Office Premises.

          29.2 Exercise of the Renewal Options. Tenant shall exercise a Renewal Option by delivering to Landlord a notice (a “Renewal Notice”) on or before the date that is (i) fourteen (14) months prior to the Initial Expiration Date, in the case of the First Renewal Term or (ii) fourteen (14) months prior to the First Renewal Expiration Date, in the case of the Second Renewal Term. Time is of the essence with respect to the giving of a Renewal Notice.

          29.3 Conditions to Tenant’s Exercise of Renewal Option. Any notice purporting to exercise either Renewal Option shall be effective only if:

(a) the Tenant originally named herein shall not have assigned or sublet this Lease except to a Related Entity; and

(b) no Event of Default shall be continuing after expiration of all applicable notice and grace or cure periods.

          29.4 Application of Lease. If Tenant exercises a Renewal Option, the applicable Renewal Term shall be on the same terms and conditions as those contained in this Lease, except that (x) the Fixed Rent shall be determined as provided in Section 29.5, (y) this provision giving two (2) Renewal Options shall be amended to reflect the remaining Renewal Option, if any, and (z) without limitation to the definition of Landlord’s Concessions in Section 29.5 below, Landlord shall have no obligation to provide any construction allowance or perform any tenant improvements or other work with respect to the Premises.

          29.5 Renewal Term Rent. The annual Fixed Rent payable during a Renewal Term shall be equal to the annual Fair Market Value (as hereinafter defined) of the Premises as of the commencement date for such Renewal Term. The term “Renewal Term Commencement Date” shall mean, individually, either the commencement date for the First Renewal Term or the commencement date for the Second Renewal Term, as applicable. “Fair Market Value” shall mean the fair market annual Fixed Rent value of the Premises as of the Renewal Term Commencement Date for a term equal to the Renewal Term, based on comparable space in the Building, or on comparable space in Comparable Buildings, including all of Landlord’s services provided for in this Lease and with the Premises considered as vacant, and in “as is” condition existing on the Renewal Term Commencement Date. The calculation of Fair Market Value shall also be adjusted to take into account any Landlord Concessions (as defined below), if any, and all other relevant factors. Landlord, within twenty (20) days following its receipt from Tenant of the Renewal Notice, shall advise Tenant in writing of (a) detailed concession terms, including any rental abatement or improvement allowances, that Landlord is willing to offer in its good faith determination (the “Landlord Concessions”) relating to the Renewal Term and (b) Landlord’s determination of Fair Market Value (the “Rent Notice”). Tenant, within thirty (30) days of its receipt of the Rent Notice, in writing (the “Rent Dispute Notice”) shall notify Landlord if Tenant disputes Landlord’s determination of Fair Market Value. Notwithstanding anything to the contrary herein. Tenant shall have no right to object to or make counteroffers concerning the Landlord Concessions, if any. If Tenant properly delivers a Rent Dispute Notice to Landlord, during the thirty (30) day period following Landlord’s receipt of such notice, Tenant and Landlord shall negotiate in good faith to reach a mutually acceptable determination of the Fair Market Value. If Landlord and Tenant have not reached a mutually acceptable determination of the Fair Market Value within such thirty (30) day period evidenced by a written instrument executed by both Landlord and Tenant, Tenant may terminate such negotiations by giving written notice to Landlord on or before the 3rd Business Day after the expiration of such thirty (30) day period in which event the Renewal Option shall thereafter be null and void and of no further force and effect. If Tenant does not timely and validly exercise its termination option as stated in the preceding sentence, the Fair Market Value shall be determined by arbitration as provided in Section 29.6. If Tenant fails to timely deliver a proper Rent Dispute Notice. Landlord shall deliver a second Rent Notice to Tenant. If Tenant delivers a Rent Dispute Notice to Landlord within three (3) Business Days after Tenant’s receipt of the second Rent Notice from Landlord, then during the ten (10) day period following Landlord’s receipt of such notice, Tenant and Landlord shall negotiate in good faith to reach a mutually acceptable determination of the Fair Market Value. If Landlord and Tenant have not reached a mutually acceptable determination of the Fair Market Value within ten (10) days after Landlord’s receipt of the Rent Dispute Notice as evidenced by a written instrument executed by Landlord and Tenant. Tenant may terminate such negotiations by giving written notice to Landlord on or before the 3rd Business Day after the expiration of such ten (10) day period in which event the Renewal Option shall thereafter be null and void and of no further force and effect. If Tenant does not timely and validly exercise its termination option as stated in the preceding sentence, the Fair Market Value shall be determined by arbitration as provided in Section 29.6. If Tenant fails to timely deliver a proper Rent Dispute Notice within three (3) Business Days after Tenant’s receipt of the second Rent Notice. Fixed Rent shall be as set forth in the second Rent Notice and Tenant shall be deemed to have accepted Landlord’s determination of Fair Market Value as set forth in the second Rent Notice and waived the right to dispute and demand arbitration. If the Fixed Rent payable during the Renewal Term is not determined prior to the Renewal Term Commencement Date. Tenant shall pay Fixed Rent in an amount equal to the Fair Market Value for the Premises as determined by Landlord (the “Interim Rent”). Upon final determination of the Fixed Rent for the Renewal Term, Tenant shall commence paying such Fixed Rent as so determined, and within thirty (30) days after such determination Tenant shall pay any deficiency in prior payments of Fixed Rent or, if the Fixed Rent as so determined shall be less than the Interim Rent, Tenant shall be entitled to a credit against the next succeeding installments of Fixed Rent in an amount equal to the difference between each installment of Interim Rent and the Fixed Rent as so determined which should have been paid for such installment until the total amount of the over payment has been recouped.

          29.6 Arbitration. If Tenant disputes Landlord’s determination of Fair Market Value pursuant to Section 29.5, such dispute shall be determined by arbitration in accordance with the then prevailing Expedited Procedures of the American Arbitration Association or its successor for arbitration of commercial disputes, except that the Expedited Procedures shall be modified as follows:

          (a) Tenant shall specify the name and address of the person to act as the arbitrator on Tenant’s behalf. The arbitrator shall be a real estate broker with at least 10 years full-time commercial brokerage experience who is familiar with the Fair Market Value of first-class office space in the City of Chicago, Illinois. Within ten (10) Business Days after the service of the demand for arbitration. Landlord shall give notice to Tenant specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator within such 10 Business Day period, and such failure continues for three (3) Business Days after Tenant delivers a second notice to Landlord, then the arbitrator appointed by Tenant shall be the arbitrator to determine the Fair Market Value for the Premises.

          (b) If two arbitrators are chosen pursuant to Subsection 29.6(a), the arbitrators so chosen shall meet within ten (10) Business Days after the second arbitrator is appointed and shall seek to reach agreement on Fair Market Value, taking into account all Landlord Concessions, if any, and all other relevant factors. If within twenty (20) Business Days after the second arbitrator is appointed the two arbitrators are unable to reach agreement on Fair Market Value then the two arbitrators shall appoint a third arbitrator. who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Subsection 29.6(a). If they are unable to agree upon such appointment within five (5) Business Days after expiration of such twenty (20) Business Day period, the third arbitrator shall be selected by the parties themselves. If the parties do not agree on the third arbitrator within five (5) Business Days after expiration of the foregoing five (5) Business Day period, then either party, on behalf of both, may request appointment of such a qualified person by the then president of the commercial real estate board for the county in which the Building is located. The third arbitrator shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Subsection 29.6(c). Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.

          (c) Fair Market Value shall be fixed by the third arbitrator in accordance with the following procedures. Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Fair Market Value supported by the reasons therefor. The third arbitrator shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of Fair Market Value, but any such determination shall be made in the presence of both parties with full right on their part to cross-examine. The third arbitrator shall conduct such hearings and investigations as he or she deem appropriate and shall, within thirty (30) days after being appointed, select which of the two proposed determinations most closely approximates his or her determination of Fair Market Value. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he or she chooses as that most closely approximating his or her determination of the Fair Market Value shall constitute the decision of the third arbitrator and shall be final and binding upon the parties. The third arbitrator shall render the decision in writing with counterpart copies to each party. The third arbitrator shall have no power to add to or modify the provisions of this Lease.

          (d) In the event of a failure, refusal or inability of any arbitrator to act, his or her, successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.

          29.7 Lease Amendment. Within thirty (30) days following the exercise by Tenant of a Renewal Option. Landlord and Tenant shall enter into an amendment to this Lease confirming the terms, conditions and provisions applicable to such Renewal Term as determined in accordance herewith; provided that the failure to do so shall not impair the exercise of such Renewal Option or give rise to a default or Event of Default hereunder.

ARTICLE 30

RIGHT OF FIRST REFUSAL

          Throughout the Term of this Lease. Tenant shall have the continuing right of first refusal to lease contiguous space located on the 25th floor of the Building as such space becomes available for lease (the “First Refusal Space”). None of such First Refusal Space shall be deemed available for lease if the existing tenant thereof elects to renew or extend the term of its lease through the exercise of a renewal option set forth therein. If the existing tenant so elects, Landlord and the existing tenant may negotiate the terms and conditions of such renewal option but only with respect to the economics of the renewal and not with respect to the term of such renewal. The precise size and configuration of the First Refusal Space shall be as reasonably determined by Landlord and shall be subject to the exiting requirements then imposed by the applicable Governmental Authorities with jurisdiction over the Premises. On each occasion during the Term of this Lease that Landlord receives a Third Party Offer (as hereinafter defined) for the First Refusal Space and prior to leasing the First Refusal Space to any third party, Landlord shall first deliver to Tenant a redacted copy of such Third Party Offer specifying the material business terms and conditions upon which such third-party has proposed to lease the First Refusal Space and which Landlord is willing to accept (the “Availability Notice”). Tenant shall then have 5 Business Days after its receipt of the Availability Notice in which Tenant may give Landlord notice of Tenant’s acceptance of the First Refusal Space which, if there are less than five (5) years remaining in the then applicable Term of this Lease, shall be on the same terms and conditions (including the term of the lease for the First Refusal Space as set forth in the Availability Notice, which may not be coterminous with the Term of this Lease) specified in the Availability Notice (the “Acceptance Notice”). If there is five (5) years or more remaining in the then applicable Term of this Lease. Tenant’s acceptance of the First Refusal Space, if at all, shall be on the terms and conditions specified in the Availability Notice except that Tenant may specify in its Acceptance Notice that the term for the First Refusal Space is acceptable to Tenant as expressly set forth in the Availability Notice or that Tenant desires the term for the First Refusal Space to be coterminous with the then applicable Term of this Lease. If Tenant so specifies and the then remaining Term of this Lease is longer or shorter than the term stated in the Availability Notice for the First Refusal Space. Landlord, within a reasonable time after receipt of the Acceptance Notice, by written notice, will reasonably adjust any concessions and/or rental rate(s) stated in the Availability Notice to reflect the equivalent Landlord net effective return as set forth in the original Availability Notice, using a 10% interest rate, and shall deliver same to Tenant. Prior to giving the Availability Notice to Tenant and for 5 Business Days thereafter, Landlord shall not enter into any lease of the First Refusal Space with any other person. If during such 5 Business Day period Tenant gives Landlord an Acceptance Notice, Landlord and Tenant shall then promptly and at Landlord’s enter into an amendment of this Lease incorporating the terms of the Acceptance Notice. After expiration of such 5 Business Day period, if Tenant has not given Landlord a timely Acceptance Notice, then Landlord shall be free to lease the First Refusal Space to any other person or entity on any terms and conditions which are not materially less favorable (meaning 15% on a net effective basis) to Landlord than those as set forth in the Third Party Offer. For purposes of this ARTICLE 30, the term “Third Party Offer” shall mean a bona fide offer to lease all or any part of the First Refusal Space received by Landlord (including any term sheets or letters of intent) from an unaffiliated third party on terms which are acceptable to Landlord.

ARTICLE 31

EXHAUST SYSTEM

          Tenant will, at its sole cost and expense, design, engineer, construct and operate the Initial Installations and specifically a hood vent exhaust system to be approved by Landlord as part of the Final Plans (the “Exhaust System”) within the Premises so as to fully and adequately eliminate the escape of odors into portions of the Building (other than the Premises) or any adjoining building or outside of the Building. If, after initial construction and installation of the Exhaust System, odors shall be released either into the Building (other than within the Premises) or any adjoining building, or outside of the Building on a regular and consistent basis to a noticeable degree, Tenant shall immediately take all steps necessary or required in order to eliminate such odors, and, upon notice from Landlord, immediately cease and refrain from any and all odor producing operations from the Premises. In addition, Landlord may take such actions as it deems necessary to eliminate the escape of such odors from the Premises, and Tenant shall pay all of the costs associated with any such corrective action undertaken by Landlord.

ARTICLE 32

TENANT’S SECURITY

          Landlord acknowledges that Tenant has advised Landlord of Tenant’s desire to protect Tenant’s Property. Tenant, at its sole cost and expense (and in compliance with all applicable Requirements imposed), may position unarmed security guards and, on an occasional basis, armed security guards (collectively, “Security Guard(s)”) within the Premises; provided same are unobtrusive to other tenants of the Building. Tenant shall employ, as Tenant’s Security Guards, only those properly licensed and insured, qualified persons or entities as are reasonably approved by Landlord. If at any time the Security Guards shall cause, or in Landlord’s reasonable judgment threaten to cause, the intimidation of other tenants of the Building, or disharmony, disturbance or interference in the Building of any nature whatsoever, Landlord may revoke Tenant’s rights granted hereunder upon 24 hours’ notice to Tenant, and thereupon, the Security Guards shall immediately withdraw from the Premises and the Building until Landlord determines such disturbance no longer exists. Tenant shall indemnify and save Landlord harmless from and against any and all Losses arising from or claimed to arise as a result of (i) any act or omission of the Security Guards, (ii) any other reason whatsoever arising out of the Security Guards’ entry upon the Premises or Building or (iii) the violation of any applicable Requirements by any Security Guard.

ARTICLE 33
TERMINATION RIGHT

          Provided that no Event of Default then exists, and subject to the following terms and provisions. Tenant shall have a one time option, exercisable if at all by irrevocable written notice to Landlord delivered not later than December 31, 2012, to terminate this Lease effective as of December 31, 2013. If Tenant elects to so terminate this Lease. Tenant shall pay to Landlord at the time of Tenant’s delivery of the notice of termination a termination fee (the “Termination

Fee”) in an amount equal to $2,498,176.00. If Tenant fails to timely deliver to Landlord its notice of termination, together with its payment of the Termination Fee, then Tenant’s rights, pursuant to this Article 33 shall lapse and be of no further force or effect.

[Remainder of page intentionally left blank;
execution page follows]

          IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:	TENANT:

TS 125 SOUTH WACKER, L.P., a Delaware limited partnership	WHITEHALL JEWELLERS, INC. a Delaware corporation

By:	TS 125 South Wacker GP, L.L.C., a
Delaware limited liability company, its general partner

By:	/s/ Paul A. Galiano	By:	/s/ John Desjardins

Name:	Paul A. Galiano	Name:	JOHN DESJARDINS

Its:	Vice President	Its:	EXECUTIVE VICE PRESIDENT